Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of January 21, 2010

among

MARTEK BIOSCIENCES CORPORATION,

PEARL, LLC

CHARTER AMERIFIT LLC,

CHARTER AMERIFIT HOLDING CORPORATION,

AB MERGER SUB, INC.,

AMERIFIT BRANDS, INC.

and

AB SR LLC

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 21, 2010 (this “Agreement”), is entered into by and among Martek Biosciences Corporation, a Delaware corporation (“Parent”), PEARL, LLC, a Delaware limited liability company (“Merger Sub”), Charter Amerifit LLC, a Delaware limited liability company (the “Company”), AB Merger Sub, Inc., a Delaware corporation (“AB Merger Sub”), Charter Amerifit Holding Corporation, a Delaware corporation (“CAHC”), Amerifit Brands, Inc., a Delaware corporation (“Amerifit”), and AB SR LLC, a Delaware limited liability company (“AB SR”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and Merger Sub and the Management Committee of the Company deem it advisable and in the best interests of each entity and their respective stockholders and members that Parent acquire the Company by merger on the terms and conditions set forth in this Agreement;

WHEREAS, the acquisition of the Company shall be effected by the terms of this Agreement through a transaction (the “Merger”) in which (i) Merger Sub will merge with and into the Company, with the Company being the surviving limited liability company, (ii) the Company will become a wholly owned subsidiary of Parent, and (iii) each issued and outstanding membership interest of the Company not owned by Parent, Merger Sub or the Company, shall be converted into the right to receive the applicable Merger Consideration (as hereinafter defined); and

WHEREAS, the respective Boards of Directors of CAHC, AB Merger Sub and Amerifit deem it advisable and in the best interests of each corporation and their respective stockholders that in order to facilitate the acquisition by Parent of the Company, CAHC, AB Merger Sub and Amerifit effect the Subsidiary Merger (as hereinafter defined); and

WHEREAS, the “Subsidiary Merger” shall mean a transaction in which (i) AB Merger Sub will merge with and into Amerifit, with Amerifit being the surviving corporation, (ii) Amerifit will become a wholly owned subsidiary of CAHC, and (iii) each issued and outstanding share of capital stock of Amerifit not owned by CAHC or AB Merger Sub, other than the Dissenting Shares (as hereinafter defined), shall be converted into the right to receive the applicable Merger Consideration; and

WHEREAS, the Company, Parent, and Merger Sub desire to make certain representations, warranties, covenants and agreements pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I.

DEFINITIONS

The terms defined in this Article I, whenever used herein (including, without limitation, the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:

“AB Merger Sub” has the meaning set forth in the opening caption to this Agreement.

“AB SR” has the meaning set forth in the opening caption to this Agreement.

“Acquisition Proposal” has the meaning set forth in Section 6.5(a).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(b)(iii).

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning set forth in the opening caption to this Agreement.

“Amerifit” has the meaning set forth in the opening caption to this Agreement.

“Amerifit 401(k) Plan” has the meaning set forth in Section 7.2.

“Antitrust Laws” has the meaning set forth in Section 8.3(b).

“Appraisal Expenses” has the meaning set forth in Section 3.6(c).

“Brands” shall mean the AZO®, Culturelle®, Estroven®, CardioStat and DHEA family of products currently sold by the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

“CAHC” has the meaning set forth in the opening caption to this Agreement.

“Cap” means $10,000,000.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash and Cash Equivalents” means all cash and cash equivalents of the Company and its Subsidiaries determined in accordance with GAAP.  Cash and Cash Equivalents shall (i) be calculated net of issued but uncleared checks, drafts and overdrafts as of the Closing except to the extent liabilities associated with such uncleared checks and drafts are included in the calculation of Net Working Capital, (ii) include checks and other wire transfers and drafts deposited for the account of the Company or any of its Subsidiaries as of the Closing except to the extent assets associated with such deposits are included in the calculation of Net Working Capital and (iii) shall include the cost of the insurance policy that Amerifit purchased at the request of Parent.

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” has the meaning set forth in Section 3.7(b).

“Claim” means a suit, claim, action or cause of action, assessment, complaint, citation, proceeding, order, written notice of violation, written notice of potential responsibility, and any written notice alleging liability.

“Claims Escrow Amount” has the meaning set forth in Section 2.3(b)(iii).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the opening caption to this Agreement.

“Company 2010 Budget” means Amerifit’s 2010 Monthly Budget emailed by Jen Guzman to Robert Gillison on December 30, 2009.

“Company Breach Claims” has the meaning set forth in Section 11.2.

“Confidentiality Agreement” has the meaning set forth in Section 8.1.

“Constituent Companies” has the meaning set forth in Section 2.4(a).

“Damages” has the meaning set forth in Section 11.1.

“Deductible” means $3,000,000.

“De Minimis Amount” has the meaning set forth in Section 11.1.

“DGCL” has the meaning set forth in Section 2.2(a).

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit A.

“Dissenting Shares” has the meaning set forth in Section 3.6(a).

“DLLCA” has the meaning set forth in Section 2.1(a).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Plan” has the meaning set forth in Section 4.9(a).

“Employees” has the meaning set forth in Section 7.2.

“ERISA” has the meaning set forth in Section 4.9(a).

“Environmental and Safety Laws” means all federal, state and local Laws relating to:  pollution or protection of the environment; occupational safety; or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, Release or handling of Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and the Connecticut Real Property Transfer Act, C.G.S. §§22(a)-134 et seq.

“ERISA Affiliate” has the meaning set forth in Section 4.9(e).

“Escrow Agent” has the meaning set forth in Section 2.3(b)(iii).

“Escrow Agreement” has the meaning set forth in Section 2.3(b)(iii).

“Escrow Amount” means, collectively, the Claims Escrow Amount and the Adjustment Escrow Amount.

“Estimated Net Indebtedness” has the meaning set forth in Section 3.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 3.4(a).

“Expense Reserve Amount” has the meaning set forth in Section 2.3(b)(iv).

“FDA” has the meaning set forth in Section 4.21(b).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Former Securityholders” means the members of the Company and the stockholders and optionholders of Amerifit set forth on Exhibit B.

“FTC” has the meaning set forth in Section 4.21(b).

“GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.

“Governmental Entity” has the meaning set forth in Section 4.3(c).

“Hazardous Materials” means any wastes, substances, or materials (whether solids, liquids or gases):  (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” or “solid wastes,” or other similar designations in, or are otherwise subject to regulation under, any Environmental and Safety Laws; or (iii) which contain polychlorinated biphenyls (PCBs), mold that poses a risk to human health, methyl-tertiary butyl ether (MTBE), friable asbestos or friable asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Acts of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Indebtedness” means all of the obligations of the Company and its Subsidiaries (i) for borrowed money, (ii) issued or assumed as deferred purchase price of property (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business), (iii) evidenced by notes, bonds, debentures or similar instruments, (iv) under Capital Leases, (v) under interest rate or currency swap transactions (valued at the termination value thereof as of the Closing Date), (vi) required to be reported as short-term or long-term debt on the balance sheet of the Company and its Subsidiaries in accordance with GAAP (but excluding trade accounts payable, accrued expenses and accrued taxes arising in the ordinary course of business and any preferred stock and accrued interest thereon of the Company and its Subsidiaries issued and outstanding on the date hereof), (vii) in the nature of prepayment penalties with respect to the payment as of the Closing Date of any of the foregoing, (viii) all accrued interest on any of the foregoing and (ix) in the cases of obligations of the type referred to in clauses (i) through (viii) guarantees of any of the foregoing of any other Person that is not the Company or any of its Subsidiaries.

“Indemnity Agreement” has the meaning set forth in Section 9.2(k).

“Independent Auditor” has the meaning set forth in Section 3.4(d).

“Intellectual Property” means all (i) inventions, patents, patent applications, reissuances, divisions, continuations, continuations-in-part, extensions, renewals, substitutions and reexaminations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, and all goodwill associated therewith, (iii) works of authorship, copyrights and moral rights, (iv) databases, data compilations and data collections, including clinical data, (v) trade secrets and other confidential information, including, without limitation, ideas, discoveries, concepts, research and development, know-how, formulas, prototypes, compounds and compound libraries, compositions, processes, techniques, methodologies, technical data, designs, drawings, specifications, supplier lists, customer lists and business and marketing plans

(collectively, the “Trade Secrets”), (vi) domain names, web addresses and websites (including content and underlying architecture), (vii) computer software, screens, report formats, templates, menus, and data and documentation related to any of the foregoing.

“Interim Financials” has the meaning set forth in Section 4.4(a).

“IRS” has the meaning set forth in Section 4.9(a).

“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, final and binding determinations and writs.

“Letters of Transmittal” has the meaning set forth in Section 3.7(b).

“Licensed Intellectual Property” has the meaning set forth in Section 4.8(b).

“Liens” has the meaning set forth in Section 4.7(a).

“LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of Charter Amerifit LLC dated as of September 29, 2006, and the current limited liability company agreement of the Company as defined in Section 18-101(7) of the DLLCA.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, directly or indirectly, materially adverse to the business, assets, liabilities, financial condition, results of operations or, solely with respect to Section 9.2(f) the business prospects, of the Company and its Subsidiaries, taken as a whole.  Material Adverse Effect shall not include any material adverse change, effect, event, occurrence, state of facts or development (i) relating to or resulting from the economy in general,

(ii) relating to or resulting from the industry in which the Company or any Subsidiary operates, (iii) resulting from the announcement or the disclosure of the existence of this Agreement or the transactions contemplated hereby, (iv) resulting from actions or omissions of the Company or its Subsidiaries taken with the prior written consent of Parent or required by the terms of this Agreement (including the Disclosure Schedules) or the other Transaction Documents, (v) resulting from compliance with this Agreement or the other Transaction Documents or (vi) resulting from any worldwide, national or local conditions or circumstances (political, economic, financial, regulatory or otherwise), including, without limitation, an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency occurring within or outside of the United States; provided that clauses (i), (ii) and (vi) shall not include, and thus the determination of “Material Adverse Effect” shall not exclude, such changes or effects to the extent that such changes or effects have a disproportionately negative effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly sized companies in the industries, markets and territories in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the opening caption to this Agreement.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.4(a).

“Net Indebtedness” means the Indebtedness as of immediately prior to the consummation of the Closing less the Cash and Cash Equivalents as of immediately prior to the consummation of the Closing, provided, however, that the determination of Indebtedness and Cash and Cash Equivalents shall not take into account any new financing of the Company or its Affiliates arranged by Parent.  The Indebtedness included in the determination of Net Indebtedness shall in all events include the Indebtedness Parent is required to pay pursuant to the terms of Section 2.3(b)(ii).

“Net Working Capital” means, as of immediately prior to the consummation of the Closing, the current assets of the Company and its Subsidiaries as of such time (other than Cash and Cash Equivalents and deferred income tax assets) less the current liabilities of the Company and its Subsidiaries as of such time (other than (i) any Indebtedness that would be included within such current liabilities, (ii) deferred income tax liabilities and (iii) Seller Expenses taken into consideration in the calculation of the Merger Consideration), in each case determined in accordance with the basis of presentation and accounting principles identified on, and subject to certain limitations set forth in, Exhibit 3.4(a) attached hereto.

“Non-solicitation and Non-disclosure Agreement” has the meaning set forth in Section 9.2(g).

“Other Authorities” has the meaning set forth in Section 4.21(b).

“Options” has the meaning set forth in Section 3.3(d).

“Order” has the meaning set forth in Section 8.3(b).

“Parent” has the meaning set forth in the opening caption to this Agreement.

“Parent Disclosure Schedules” means the disclosure schedules of Parent and Merger Sub attached hereto as Exhibit C.

“Parent Indemnified Parties” has the meaning set forth in Section 11.1.

“Parent Plans” has the meaning set forth in Section 7.2.

“Paying Agent” has the meaning set forth in Section 3.7(a).

“Permits” means all licenses, permits, consents, approvals, registrations, qualifications and filings under any Laws or with any Governmental Entities.

“Permitted Liens” has the meaning set forth in Section 4.7(a).

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Products” means all of the products that the Company and its Subsidiaries currently sell or have sold at any time in the past.

“Product Vendors/Suppliers” has the meaning set forth in Section 4.21(b).

“Property” (or “Properties” when the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible, owned or leased by the Company or its Subsidiaries.

“Ratification of Appointment Agreement” has the meaning set forth in Section 9.2(1).

“Real Property” means any real property owned, operated or leased by the Company or its Subsidiaries.

“Registered Intellectual Property” has the meaning set forth in Section 4.8(a).

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, abatement, response action, corrective action, monitoring, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Returns” has the meaning set forth in Section 4.5(a)(ii).

“Securityholders Indemnified Parties” has the meaning set forth in Section 11.2.

“Securityholders’ Agent” has the meaning set forth in Section 11.6(a).

“Seller Expenses” means, as of immediately prior to the consummation of the Closing (but including amounts earned upon the consummation of the Closing): (i) any accrued but unpaid management bonuses that are related to Amerifit’s 2009 Bonus Plan in an amount not to exceed $1,200,000 and (ii) the then unpaid aggregate out-of-pocket expenses incurred and payable by the Company and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents (which expenses shall not include fees payable by Parent pursuant to Section 10.3 hereof), which shall include, without limitation, the types of expenses described on Schedule 1 of the Disclosure Schedules and, with respect to any Seller Expenses in the nature of compensation payments, shall include the employer’s share of payroll taxes applicable thereto.

“Subsidiary” or “Subsidiaries” where the context requires, means any corporation, partnership, limited liability company or other entity in which the Company, directly or indirectly, owns or controls fifty percent (50%) or more of the voting stock or other ownership interests.

“Subsidiary Certificate of Merger” has the meaning set forth in Section 2.2 (a).

“Subsidiary Merger” has the meaning set forth in the recitals.

“Subsidiary Merger Constituent Corporations” has the meaning set forth in Section 2.5(a).

“Subsidiary Merger Effective Time” has the meaning set forth in Section 2.2(b).

“Subsidiary Merger Surviving Corporation” has the meaning set forth in Section 2.5(a).

“Subsidiary Securities” has the meaning set forth in Section 4.2(d).

“Superior Proposal” has the meaning set forth in Section 6.5(c).

“Surviving Company” has the meaning set forth in Section 2.4(a).

“Survival Date” means the last business day of the fourteenth month after the month in which the Closing Date occurs.

“Target Net Working Capital” means $8,662,333.

“Tax” or “Taxes” has the meaning set forth in Section 4.5(a)(i).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” has the meaning set forth in Section 4.3(a).

ARTICLE II.

THE MERGERS

Section 2.1.                            Effective Time of the Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 18-209 of Delaware Limited Liability Company Act (the “DLLCA”) shall be duly executed and delivered by the applicable parties hereto and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date.

(b)           The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter which the parties hereto shall have agreed upon as is provided in the Certificate of Merger (the “Effective Time”).

Section 2.2.                            Effective Time of the Subsidiary Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, a certificate of merger (the “Subsidiary Certificate of Merger”) meeting the requirements of Section 251 of the Delaware General Corporation Law (the “DGCL”) shall be duly executed and delivered by the applicable parties hereto and thereafter delivered to the Secretary of State of the State of Delaware filing on the Closing Date.

(b)           The Subsidiary Merger shall become effective at the time of filing of the Subsidiary Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter which the parties hereto shall have agreed upon as provided in the Subsidiary Certificate of Merger (the “Subsidiary Merger Effective Time”).

Section 2.3.                            Closing.

(a)           Upon the terms and subject to the conditions of this Agreement, the closing of the Merger and the Subsidiary Merger (collectively, the “Closing”) will take place at 10:00 a.m. New York time on the second Business Day after the last of the conditions set forth in Article IX is satisfied or waived, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, or such other time, date and place as the parties shall agree.  The date on which the Closing occurs is called the “Closing Date”.

(b)           Subject to the terms and conditions of this Agreement, the parties hereto shall consummate the Merger and the Subsidiary Merger on the Closing Date by taking the following actions:

(i)            In accordance with Section 3.7(a), at the Effective Time, Parent shall deliver the Merger Consideration less the Escrow Amount, the Expense Reserve Amount and any portion of the Merger Consideration attributable to the Dissenting Shares by wire transfer of immediately available funds to the account(s) designated by the Paying Agent;

(ii)           Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of the Indebtedness described on the attached Exhibit 2.3(b)(ii) by wire transfer of immediately available funds as directed by the holders of such Indebtedness at or prior to the Closing, and the Company shall make arrangements in form and substance reasonably satisfactory to Parent for such holders to deliver lien releases and cancelled notes at the Closing, as applicable;

(iii)          Parent shall deposit with an escrow agent mutually agreeable to Parent and the Securityholders’ Agent (the “Escrow Agent”), the amount of (A) $25,000,000 less (1) the amount of the letter of credit required under the Parent Indemnity Agreement and (2) the pro rata portion attributable to any Dissenting Shares (the “Claims Escrow Amount”), for the purpose of paying any Appraisal Expenses provided for in Section 3.6(c) and of securing any indemnification obligations of the Former Securityholders pursuant to Section 11.1; and (B) $2,000,000 less the pro rata portion attributable to any Dissenting Shares (the “Adjustment Escrow Amount”), for the purpose of securing any post-Closing adjustment obligations of the Former Securityholders pursuant to Section 3.4 or 3.5.  The Escrow Amount shall be subject to the terms and conditions of the Escrow Agreement in substantially the form attached hereto as Exhibit 2.3(b)(iii), the (“Escrow Agreement”).  The Escrow Amount shall be disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iv)          Parent shall deposit with the Securityholders’ Agent $1,500,000 (the “Expense Reserve Amount”) for the purpose of securing the obligations of the Former Securityholders pursuant to Section 11.6; and

(v)           Parent, Merger Sub and the Company shall take such further actions and make such other deliveries as required by the terms of this Agreement.

Section 2.4.                            Effects of the Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease (Merger Sub and the Company are sometimes referred to herein as the “Constituent Companies” and the Company following consummation of the Merger is sometimes referred to herein as the “Surviving Company”), and (ii) the limited liability company agreement of the Company, as amended and restated to reflect the effects of the Merger, shall be the limited liability company agreement of the Surviving Company.

(b)           At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA.  Without limiting the generality of the foregoing, at and after the Effective Time:

(i)            the Surviving Company shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Companies;

(ii)           all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including, without limitation, all choses in action, and all and every other interest of or belonging to or due to either Constituent Company shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company as they were of either Constituent Company prior to the Effective Time;

(iii)          all debts, liabilities, duties and obligations of the Company shall become the debts, liabilities, duties and obligations of the Surviving Company, and the Surviving Company shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company, and the rights of creditors of the Company shall not be impaired by the Merger, and may be enforced against the Surviving Company; and

(iv)          The members of the Board of Directors and officers of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors and officers of the Surviving Company as of the Effective Time (in accordance with the terms of the limited liability company agreement of the Surviving Company, as amended and restated to reflect the effects of the Merger).

Section 2.5.                            Effects of the Subsidiary Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Subsidiary Merger Effective Time (i) AB Merger Sub shall be merged with and into Amerifit and the separate existence of AB Merger Sub shall cease (AB Merger Sub and Amerifit are sometimes referred to herein as the “Subsidiary Merger Constituent Corporations” and Amerifit following consummation of the Subsidiary Merger is sometimes referred to herein as the “Subsidiary Merger Surviving Corporation”), (ii) the certificate of incorporation of

Amerifit shall be the certificate of incorporation of the Subsidiary Merger Surviving Corporation and (iii) the bylaws of Amerifit shall be the bylaws of the Subsidiary Merger Surviving Corporation.

(b)           At the Subsidiary Merger Effective Time, the effect of the Subsidiary Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at and after the Subsidiary Merger Effective Time:

(i)            the Subsidiary Merger Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Subsidiary Merger Constituent Corporations;

(ii)           all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including, without limitation, all choses in action, and all and every other interest of or belonging to or due to either Subsidiary Merger Constituent Corporation shall be taken and deemed to be transferred to, and vested in, the Subsidiary Merger Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises an all and every other interest shall be thereafter as effectually the property of the Subsidiary Merger Surviving Corporation as they were of either Subsidiary Merger Constituent Corporation prior to the Subsidiary Merger Effective Time;

(iii)          all debts, liabilities, duties and obligations of Amerifit shall become the debts, liabilities, duties and obligations of the Subsidiary Merger Surviving Corporation, and the Subsidiary Merger Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of Amerifit, and the rights of creditors of Amerifit shall not be impaired by the Subsidiary Merger, and may be enforced against the Subsidiary Merger Surviving Corporation; and

(iv)          The directors and officers of AB Merger Sub immediately prior to the Subsidiary Merger Effective Time shall be the directors and officers of the Subsidiary Merger Surviving Corporation as of the Subsidiary Merger Effective Time.

ARTICLE III.

CONVERSION OF SECURITIES

Section 3.1.                                   Merger Consideration.  Subject to adjustment as set forth in Sections 3.4 and 3.5 below, the aggregate merger consideration to be paid by Parent for all of the outstanding membership interests of the Company, all of the outstanding capital stock of Amerifit not held by CAHC, AB Merger Sub or Amerifit and all Options shall be an amount equal to the difference between (i) $200,000,000 and (ii) the sum of (A) Estimated Net Indebtedness and (B) the Seller Expenses.  The result of the calculation in the preceding sentence shall be increased by the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital or decreased by the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital (such consideration, in the aggregate and as adjusted, the “Merger Consideration”).

Section 3.2.                                   Conversion of Membership Interests.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any membership interests of the Company, all membership interests of the Company shall be converted as follows:

(a)           Membership Interests of Merger Sub.  Each issued and outstanding membership interest of Merger Sub shall be converted into and become a membership interest of the Surviving Company, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Company.

(b)           Cancellation of Membership Interests.  Any membership interests of the Company that are owned by Parent, Merger Sub or the Company shall be canceled and retired and shall cease to exist without any conversion thereof.

(c)           Membership Interests of the Company.  Each issued and outstanding membership interest of the Company (other than membership interests to be canceled in accordance with Section 3.2(b)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, in cash, the portion of the Merger Consideration set forth opposite the name of each such holder on Exhibit 3.2(c).  All such membership interests, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such membership interest shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration set forth opposite the name of such holder on Exhibit 3.2(c) (less the portion of the Escrow Amount and the Expense Reserve Amount allocated to such Former Securityholder as set forth on Exhibit 3.2(c)) in consideration therefor.

Section 3.3.                   Conversion of Amerifit Capital Stock.  At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holders of any shares of capital stock of Amerifit or any shares of capital stock of AB Merger Sub, said shares shall be converted as follows:

(a)           Capital Stock of AB Merger Sub.  Each issued and outstanding share of the capital stock of AB Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, $0.01 par value per share of the Subsidiary Merger Surviving Corporation so that at the Subsidiary Merger Effective Time, CAHC shall be the holder of all of the issued and outstanding shares of the Subsidiary Merger Surviving Corporation.

(b)           Cancellation of Capital Stock.  Any shares of capital stock of Amerifit that are owned by CAHC, AB Merger Sub or Amerifit shall be cancelled and retired and shall cease to exist without any conversion thereof.

(c)           Capital Stock of Amerifit.  Subject to Section 3.6 below, each issued and outstanding share of capital stock of Amerifit (other than shares cancelled in accordance with Section 3.3(b)) shall, by virtue of the Subsidiary Merger, and without any action on the part of the holder thereof, be converted into the right to receive, in cash, the portion of the Merger Consideration set forth opposite the name of each such holder on Exhibit 3.2(c).  All such shares of capital stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such capital stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration set forth opposite the name of such holder on Exhibit 3.2(c) (less the portion of the Escrow Amount and the Expense Reserve Amount allocated to such Former Securityholder as set forth on Exhibit 3.2(c), in consideration therefor.

(d)           Options.  At the Subsidiary Merger Effective Time, each then outstanding option to purchase capital stock of Amerifit, whether vested or unvested (an “Option”), will be cancelled in exchange for an amount in cash, to set forth opposite the name of such Option holder on Exhibit 3.2(c) (less applicable withholding and the portion of the Escrow Amount and the Expense Reserve Amount allocated to such Option holder as set forth on Exhibit 3.2(c).  The Option Consideration to be paid shall be reduced by applicable withholdings and a pro rata portion of the Escrow Amount and the Expense Reserve Amount allocated to such holder based on Exhibit 3.2(c).  Following the Subsidiary Merger Effective Time there shall be no outstanding Options and any payment required pursuant to this Section 3.3(d) in connection with any Options shall constitute a part of the Merger Consideration.

Section 3.4.                            Net Working Capital Adjustment.

(a)           No more than five (5) days and not less than two (2) days prior to the Closing Date, the Company shall in good faith estimate the Net Working Capital (“Estimated Net Working Capital”) and deliver to Parent a certificate signed by a senior officer of the Company setting forth the calculation thereof.  The Company shall provide Parent and its representatives reasonable access to all working papers and other information supporting such calculation of Estimated Net Working Capital.

(b)           If Net Working Capital, as finally determined pursuant to Section 3.4(d), is less than the Estimated Net Working Capital, then the Merger Consideration shall be reduced dollar-for-dollar by the amount of such shortfall, which shall be paid to Parent by the Escrow Agent solely from the Adjustment Escrow Amount; provided, however, that no adjustment need be made if the shortfall is less than $100,000.  If Net Working Capital, as finally determined pursuant to Section 3.4(d), is greater than the Estimated Net Working Capital, then the Merger Consideration shall be increased dollar-for-dollar by the amount of such difference, which shall be paid by Parent to the Securityholders’ Agent to be disbursed to the Former Securityholders;

provided, however, that no adjustment need be made if the difference is less than $100,000.  Any cash payments to be made as a result of this Section 3.4 shall be paid within five (5) Business Days of the final determination of such amounts by wire transfer of immediately available funds.

(c)           Within sixty (60) days after the Closing Date, Parent shall prepare or cause to be prepared a calculation of Net Working Capital and deliver to the Securityholders’ Agent the calculation of Net Working Capital and the adjustments, if any, required to be made to the Merger Consideration pursuant to Section 3.4(b).  Parent shall provide the Securityholders’ Agent and its representatives access to all working papers and other information supporting such calculation of Net Working Capital.

(d)           The Securityholders’ Agent will have a period of forty-five (45) days following the delivery of Parent’s calculation of Net Working Capital to notify Parent of any disagreements with such calculation.  In the event the Securityholders’ Agent notifies Parent of any disagreement, Parent and the Securityholders’ Agent shall attempt in good faith to resolve such disagreement.  If within thirty (30) days after delivery to Parent of the notification by the Securityholders’ Agent of a disagreement, the parties are unable to resolve such disagreement, either the Securityholders’ Agent, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of such matters to an independent accountant of national standing reasonably acceptable to Parent and the Securityholders’ Agent (the “Independent Auditor”), whose decision shall be binding on the parties.  The cost of the Independent Auditor shall be paid by the party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Independent Auditor.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.4(d) shall be the exclusive mechanism for resolving disputes regarding the Net Working Capital adjustment, if any.

Section 3.5.                            Net Indebtedness Adjustment.

(a)           No more than five (5) days and not less than two (2) days prior to the Closing Date, the Company shall in good faith estimate the Net Indebtedness (“Estimated Net Indebtedness”) and deliver to Parent a certificate signed by a senior officer of the Company setting forth the calculation thereof.  The Company shall provide Parent and its representatives reasonable access to such working papers and other information supporting such calculation of Estimated Net Indebtedness.

(b)           If Net Indebtedness, as finally determined pursuant to Section 3.5(d), is greater than Estimated Net Indebtedness, then the Merger Consideration shall be reduced dollar-for-dollar by the amount of such difference, which shall be paid to Parent by the Escrow Agent solely from the Adjustment Escrow Amount.  If Net Indebtedness, as finally determined pursuant to Section 3.5(d), is less than Estimated Net Indebtedness, then the Merger Consideration shall be increased dollar-for-dollar by the amount of such difference, which shall be paid by Parent to the Securityholders’ Agent to be disbursed to the Former Securityholders.  Any cash payments to be made as a result of this Section 3.5 shall be paid within five (5) Business Days of the final determination of such amounts by wire transfer of immediately available funds.

(c)           Within sixty (60) days after the Closing Date, Parent shall prepare or cause to be prepared a calculation of Net Indebtedness and deliver to the Securityholders’ Agent such calculation of Net Indebtedness and the adjustments, if any, required to be made to the Merger Consideration pursuant to Section 3.5(b).  Parent shall provide the Securityholders’

Agent and its representatives access to such working papers and other information supporting such calculation of Net Indebtedness.

(d)           The Securityholders’ Agent will have a period of forty-five (45) days following the delivery of Parent’s calculation of Net Indebtedness to notify Parent in writing of any disagreements with such calculation.  In the event the Securityholders’ Agent notifies Parent of any disagreement, Parent and the Securityholders’ Agent shall attempt in good faith to resolve such disagreement.  If within thirty (30) days after delivery to Parent of the notification by the Securityholders’ Agent of a disagreement, the parties are unable to resolve such disagreement, either the Securityholders’ Agent, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of such matters to an Independent Auditor, whose decision shall be binding on the parties.  The cost of the Independent Auditor shall be paid by the party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Independent Auditor.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.5 shall be the exclusive mechanism for resolving disputes regarding the Net Indebtedness adjustment, if any.

Section 3.6.                            Appraisal Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of Amerifit held by a holder who has exercised such holder’s appraisal rights in accordance with Section 262 of the DGCL, and who, as of the Subsidiary Merger Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the applicable Merger Consideration set forth opposite such holder’s name on Exhibit 3.2(c) of the Disclosure

Schedules, but the holder of the Dissenting Shares shall only be entitled to such appraisal rights as are granted pursuant to the DGCL.

(b)           Notwithstanding the provisions of Section 3.6(a), if any holder of shares of capital stock of Amerifit who demands his, her or its appraisal rights with respect to such shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its rights to receive payment for the fair market value of such shares under Section 262 of the DGCL, then, as of the later of the Subsidiary Merger Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration (less the Escrow Amount and the Expense Reserve Amount) attributable to such shares) as provided in Section 3.3(c) upon surrender of the certificate(s) representing such shares.

(c)           All expenses incurred by Amerifit with respect to the exercise of any holder’s appraisal rights in accordance with Section 262 of the DGCL (“Appraisal Expenses”) through the Closing Date shall be treated as Seller Expenses, and all Appraisal Expenses incurred by Parent, Merger Sub, the Company or any Subsidiary after the Closing Date (excluding any amounts paid to the holders of Dissenting Shares in satisfaction of such appraisal rights that are equal to the Per Share Common Stock Merger Consideration and the Per Share Preferred Stock Merger Consideration, as applicable) shall be payable from the Claims Escrow Amount.

Section 3.7.                            Payment of Merger Consideration; Exchange of Certificates.

(a)           The Securityholders’ Agent shall act as agent (the “Paying Agent”), and may appoint designees to act on its behalf, for the payment of the Merger Consideration (less the Escrow Amount, the Expense Reserve Amount and any portion of the Merger Consideration attributable to the Dissenting Shares) and, at the Effective Time, Parent shall provide to the Paying Agent or its designees, by wire transfer of immediately available funds, the amounts necessary for the payment of the Merger Consideration (less the Escrow Amount and the Expense Reserve Amount and any portion of the Merger Consideration attributable to the Dissenting Shares).

(b)           From and after the Subsidiary Merger Effective Time, each holder of an outstanding certificate or certificates (each a “Certificate” and collectively, the “Certificates”) which represented shares of capital stock of Amerifit immediately prior to the Effective Time (other than Dissenting Shares) shall surrender each Certificate to the Paying Agent, and receive promptly in exchange for all Certificates held by such holder the Merger Consideration (less the applicable portion of the Escrow Amount and the Expense Reserve Amount) set forth on Exhibit 3.2(c).  The surrender of Certificates shall be accompanied by duly completed and executed letters of transmittal in the form attached hereto as Exhibit 3.7(b) (the “Letters of Transmittal”).  Until surrendered, each outstanding Certificate shall be deemed for all corporate purposes from and after the Subsidiary Merger Effective Time to evidence the right to receive the applicable Merger Consideration but shall, subject to applicable appraisal rights under the DGCL and Section 3.6 of this Agreement, have no other rights.  From and after the Subsidiary Merger Effective Time, there shall be no further registration of transfers on the records of Amerifit of shares of capital stock outstanding immediately prior to the Subsidiary Merger Effective Time.

(c)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (without the posting of a bond) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (in substance reasonably satisfactory to Parent, which shall include provisions for indemnification), the Paying Agent shall pay the applicable Merger Consideration (less the applicable portion of the Escrow Amount and the Expense Reserve Amount) in exchange therefore pursuant to the provisions of Section 3.3(c) of this Agreement.

(d)           From and after the Merger Effective Time, each holder of membership interests in the Company shall receive from the Paying Agent upon delivery of a duly executed and completed Ratification of Appointment Agreement, the Merger Consideration (less the applicable portion of the Escrow Amount and the Expense Reserve Amount) set forth on Exhibit 3.2(c).

(e)           From and after the Subsidiary Merger Effective Time and subject to the delivery of an appropriate Letter of Transmittal, each holder of Options shall receive from the Paying Agent the applicable consideration (less withholding and the applicable portion of the Escrow Amount and the Expense Reserve Amount) into which the Options shall have been converted pursuant, and subject to, the provisions of Section 3.3(d) of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby, as of the date hereof and as of the Closing Date, makes the representations and warranties set forth in this Article IV.  The

Disclosure Schedules set forth matters the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties of the Company contained in this Article IV.

Section 4.1.                            Organization of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite limited liability company power to own, lease and operate its property and to carry on its business as now being conducted, and except as set forth on Schedule 4.1 of the Disclosure Schedules, is duly qualified and/or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary.

Section 4.2.                            Capitalization; Subsidiaries.

(a)           The issued and outstanding membership interests and the holders of record thereof are set forth on Schedule 4.2(a) of the Disclosure Schedules.  All such issued and outstanding membership interests have been validly issued in accordance with the LLC Agreement.  Except as described on Schedule 4.2(a) of the Disclosure Schedules, (i) there are no issued or outstanding membership interests of the Company, (ii) there are no subscriptions, options, “phantom” stock rights, appreciation rights, warrants or other rights entitling any Person to acquire or otherwise receive from the Company any membership interests or securities of the Company convertible into or exchangeable for membership interests of the Company and (iii)  no contractual appraisal rights apply to any membership interests or securities of the Company convertible into or exchangeable for membership interests of the Company.  Except as described on Schedule 4.2(a) of the Disclosure Schedules, there are no contracts, agreements, or arrangements relating to the grant, issuance, repurchase, redemption or other acquisition by the Company of any membership interests and there is no limited liability company agreement (within the meaning of Section 18-101(7) of the DLLCA) other than the LLC Agreement.  Except as described on Schedule 4.2(a) of the Disclosure Schedules, to the knowledge of the Company, there are no limited liability company agreements, voting trusts or proxies that restrict or limit the voting, sale or other disposition of any of the membership interests of the Company.

(b)           Schedule 4.2(b) of the Disclosure Schedules sets forth the names of each of the Company’s Subsidiaries and shows for each such Subsidiary: (i) its jurisdiction of organization and each other jurisdiction in which it is qualified to do business; (ii) the authorized and outstanding capital stock or other ownership interests of each Subsidiary; and (iii) the identity of and number of shares of such capital stock or other ownership interests owned of record by each holder thereof.  Except as set forth on Schedule 4.2(b) of the Disclosure Schedules, (i) the Company has no Subsidiaries and (ii) the Company does not own any capital stock or other securities of any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise.

(c)           Each Subsidiary is duly organized, validly existing and in good standing in its jurisdiction of organization, with all requisite corporate, partnership, membership or limited liability company power, as the case may be, to own, lease and operate its Property and to carry on its business as now being conducted, and, except as set forth on Schedule 4.2(c) of the Disclosure Schedules, is duly qualified and/or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of Properties makes such qualification or licensing necessary.

(d)           Except as described on Schedule 4.2(d) of the Disclosure Schedules, (i) there are no issued or outstanding shares of capital stock of any Subsidiary, (ii) no shares of capital stock of any Subsidiary are held in treasury and (iii) there are no subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants or other rights entitling any Person to acquire or otherwise receive from any Subsidiary any shares of capital stock or securities of such Subsidiary convertible into or exchangeable for capital stock of such Subsidiary (collectively, the “Subsidiary Securities”).  Except as described on Schedule 4.2(d) of the Disclosure Schedules, there are no contracts, agreements, or arrangements relating to the grant, issuance, repurchase, redemption or other acquisition by any Subsidiary of any Subsidiary Securities.  Except as described on Schedule 4.2(d) of the Disclosure Schedules, there are no voting trusts, stockholders agreements or proxies that restrict or limit the voting, sale or other disposition of any Subsidiary Securities.

Section 4.3.                            Authority; No Conflict; Required Filings and Consents.

(a)           The Company has all requisite limited liability company power and authority to enter into this Agreement and all Transaction Documents to which it is a party, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents.  The execution and delivery by the Company of this Agreement and the Transaction Documents, the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and the Transaction

Documents have been duly authorized by all necessary limited liability company action on the part of the Company, subject only to the approval of the Merger by the Company’s members under the provisions of the DLLCA and the LLC Agreement.  This Agreement has been duly executed and delivered by the Company, CAHC, AB Merger Sub and Amerifit.  This Agreement and each of the Transaction Documents to which the Company or any of its Subsidiaries is a party constitutes (assuming the due authorization, execution and delivery by the parties hereto and thereto other than the Company and any of its Subsidiaries) the valid and binding obligation of the Company and each of its Subsidiaries, as applicable, enforceable by Parent and Merger Sub against the Company and each of its Subsidiaries, as applicable, in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  For purposes of this Agreement, “Transaction Documents” means this Agreement, the Certificate of Merger and the Subsidiary Certificate of Merger.

(b)           Except as set forth on Schedule 4.3(b) of the Disclosure Schedules, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party does not, and the consummation by it of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not, (i) conflict with, or result in any violation or breach of any provision of the LLC Agreement, (ii) violate any law, rule or regulation applicable to the Company, or (iii) result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree to which the Company or any Subsidiary is a party, or any Material

Contract.  Except as set forth on Schedule 4.3(b) of the Disclosure Schedules, the execution and delivery by each of CAHC, AB Merger Sub and Amerifit of this Agreement and the Transaction Documents to which it is a party does not, and the consummation by it of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not, (i) conflict with, or result in any violation or breach of any provision of its respective certificate of incorporation or bylaws, (ii) violate any law, rule or regulation applicable to it, or (iii) result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree to which it is a party, or any Material Contract.

(c)           None of the execution and delivery by the Company of this Agreement or of any other Transaction Document to which the Company is a party or the consummation of the transactions contemplated by this Agreement or such other Transaction Document will require any consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign court, administrative agency or other governmental or quasi-governmental authority or instrumentality (“Governmental Entity”) on the part of the Company or any Subsidiary, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filing of a certificate of merger for the Subsidiary Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such filings as may be required under the HSR Act.

Section 4.4.                            Financial Statements; Absence of Undisclosed Liabilities.

(a)           The Company has delivered to Parent true, complete and correct copies of (i) the Company’s unaudited consolidated balance sheet as of November 30, 2009 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows for the eleven-month period then ended (together with the Most Recent Balance Sheet, the “Interim Financials”) and (ii) the Company’s audited consolidated balance sheets as of December 31, 2007 and 2008, and the related audited statements of operations, cash flows and consolidated changes in members’ equity for the years ended December 31, 2007 and 2008 (the “Audited Statements”) ((i) and (ii) collectively, the “Financial Statements”).

(b)           The Financial Statements present fairly, in all material respects, subject to, in the case of the Interim Financials, normal year-end adjustments and the absence of footnotes, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of their historical dates and for the periods indicated.  Except as set forth on Schedule 4.4(b) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to, in the case of the Interim Financials, normal year-end adjustments and the absence of footnotes and a statement of consolidated changes in members’ equity, and have been prepared in a manner consistent with each other (other than any changes in GAAP that occurred between December 31, 2008 and the date of the Most Recent Balance Sheet) and the books and records of the Company and its Subsidiaries.

(c)           Except as set forth on Schedule 4.4(c) of the Disclosure Schedules, neither the Company nor its Subsidiaries has any debt, liability, or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would, in accordance with GAAP, be required to be disclosed on a balance sheet or referenced in the notes thereto, except those (i) liabilities reflected in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet or (iii) future performance obligations arising out of or under agreements, contracts, leases or arrangements to which the Company or any Subsidiary is a party.

Section 4.5.                            Tax Matters.

(a)           For purposes of this Section 4.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)            The term “Tax” or “Taxes” shall mean all taxes including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government, which taxes shall include, without limitation, income, social security, sales, use, gross receipts, real property, personal property, ad valorem, excise, employment, wage withholding and franchise taxes, and installments of estimated taxes, assessments, deficiencies, levies, or withholdings imposed by any Governmental Entity with respect to taxes.

(ii)           The term “Returns” shall mean all federal, state, local, foreign and other applicable returns, reports, or similar statements (and all statements, schedules and attachments thereto) required to be filed in connection with, any Taxes.

(b)           Except as set forth on Schedule 4.5(b) of the Disclosure Schedules, (i) all Returns required to be filed prior to the date hereof by the Company and its Subsidiaries have been timely filed and are accurate and complete in all material respects, (ii) all Taxes due and payable by the Company and its Subsidiaries on or before the date hereof have been paid in full or have been accrued (whether or not shown on any Return), (iii) there are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or its Subsidiary is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established and (iv) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes including the rules applicable to classification as employees or independent contractors.

(c)           Parent has been furnished by the Company complete and accurate copies of all U.S. federal and state income Tax Returns, examination reports and statements of deficiency asserted against or agreed to by the Company or any Subsidiary for the tax years beginning January 1, 2006.

(d)           Except as set forth on Schedule 4.5(d) of the Disclosure Schedules, since January 1, 2006:  (i) the Returns of the Company and its Subsidiaries have not been audited by a government or taxing authority, nor is any such audit, examination, dispute, deficiency assessment, refund litigation, claim or other administrative or judicial proceeding relating to any Tax for which the Company or any Subsidiary is or may be liable in process, pending or, to the Company’s knowledge, threatened, (ii) neither the Company nor any Subsidiary has received notice that it has not filed a Return or paid Taxes required to be filed or paid in any jurisdiction, (iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or

Returns of the Company or any Subsidiary, and (iv) there are no outstanding powers of attorney in effect relating to any Tax for which the Company or any of its Subsidiaries is or may be liable.

(e)           Except as set forth on Schedule 4.5(e) of the Disclosure Schedules, neither the Company nor any Subsidiary is, nor has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Subsidiary of the Company directly owned by the Company was the common parent and neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than itself) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

(f)            Neither the Company, any Subsidiary, nor any predecessors thereof by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Code §355 or under so much of Code §356 as relates to Code §355.

(g)           The Company is and always has been properly characterized as a partnership under the Code, and has not at any time elected to be taxed as an association taxable as a corporation.  Except as provided in the immediately preceding sentence, neither the Company nor any Subsidiary is a party to any joint venture, partnership or other written arrangement or contract that would be treated as a partnership for U.S. Federal income tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.

(h)           Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)            Neither the Company nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Code § 6707A(c)(2) and Treas. Reg. § 1.6011-4(b)(2).

(j)            Neither the Company nor any Subsidiary is a party to any Tax sharing or allocation agreement nor is any similar agreement in effect which obligates the Company or any Subsidiary to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

Section 4.6.                               Absence of Certain Changes or Events.  Since December 31, 2008, except as set forth on Schedule 4.6 of the Disclosure Schedules, the Company and its Subsidiaries have conducted their business only in the ordinary course, and neither the Company nor its Subsidiaries has:

(a)           suffered any Material Adverse Effect;

(b)           suffered any material damage, destruction or loss, whether covered by insurance or not;

(c)           granted or agreed to make any increase in the compensation payable by the Company or any Subsidiary (i) only to its officers or other employees who receive an annual salary in excess of $75,000 or (ii) generally applicable to all employees, except in either case, for increases granted in the ordinary course of business or increases required by any pre-existing agreement;

(d)           declared, set aside or paid any dividend or made any other distribution on or in respect of the membership interests of the Company or the shares of capital stock of Amerifit;

(e)           made any material change in its accounting methods;

(f)            amended its governing organizational documents;

(g)           borrowed any amount except borrowing from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;

(h)           sold, assigned or transferred any tangible assets with a fair market or book value in excess of $100,000, except in the ordinary course of business consistent with past practice;

(i)            made any loan to, or entered into any other transactions with any of its directors, officers or key employees other than in the ordinary course of business;

(j)            sold, assigned or transferred any material patents, trademarks, trade names, copyrights, or trade secrets;

(k)           issued, sold or transferred any of its capital stock (or other applicable ownership interests);

(l)            redeemed, purchased or otherwise acquired any of its capital stock (or other applicable ownership interests);

(m)          made any capital expenditures exceeding $500,000 in the aggregate;

(n)           terminated, modified or cancelled any Material Contract;

(o)           materially changed the manner in which it pays accounts payable or collects accounts receivable; or

(p)           entered into any agreement to do any of the foregoing.

Section 4.7.                            Property.

(a)           The Company and each Subsidiary has good and valid title to all of the properties and assets they purport to own free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances (collectively “Liens”), except (i) as set forth on Schedule 4.7(a) of the Disclosure Schedules, (ii) Liens for current Taxes not yet due and payable (iii) statutory Liens for amounts not yet delinquent or which are being contested in good faith; (iv) such Liens that are easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates, personal property or intangible property that do not in any material respect detract from the value or marketability thereof and do not in any material respect interfere with the use or disposition of such properties or assets; (v) statutory Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; (vi) Liens resulting from deposits made in connection with workers’ compensation, unemployment taxes or insurance, social security and like laws; and (vii) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof (clauses (ii) through (vii) collectively, “Permitted Liens”).  The assets owned, leased or licensed by the Company and/or any Subsidiary constitute all of the material properties and assets necessary to conduct the business of the Company and the Subsidiaries as it is presently conducted.

(b)           The Company does not own any Real Property.

(c)           Schedule 4.7(c) of the Disclosure Schedules sets forth a list of all leases relating to the Company’s or any Subsidiary’s use or occupancy of Real Property owned by a third party.

(d)           The leases described on Schedule 4.7(c) of the Disclosure Schedules are in full force and effect, and the Company or a Subsidiary holds a valid and existing leasehold interest under each of such leases.  The Company has made available to Parent copies of each of the leases described on Schedule 4.7(c) of the Disclosure Schedules.  Neither the Company nor any Subsidiary is in material default under any lease.

Section 4.8.                            Intellectual Property.

(a)           Schedule 4.8(a) of the Disclosure Schedules contains a list of the material registered Intellectual Property (collectively, “Registered Intellectual Property”) owned or purported to be owned by the Company and/or a Subsidiary in its business for the provision of services or for the sale of the Products.

(b)           Schedule 4.8(b) of the Disclosure Schedules contains a list of the material Intellectual Property used by the Company and/or a Subsidiary in its business for the provision of services or for the sale of the Products pursuant to a license from a third party (collectively, “Licensed Intellectual Property”), identifying for each item of Licensed Intellectual Property the applicable license agreement.  The consummation of the transactions contemplated by this agreement will not result in the breach of any license agreement for the Licensed Intellectual Property.  Other than annual maintenance fees for licenses of software of less than $10,000, neither the Company nor any Subsidiary pays or owes any royalties to any third party with respect to use by the Company or any Subsidiary of any Licensed Intellectual Property.

(c)           Except as set forth on Schedule 4.8(e) of the Disclosure Schedules, the Company owns or has a valid right to use all material Intellectual Property used by the Company or any if its Subsidiaries in its business for the provision of services or for the manufacture and sale of any of the Products presently sold by the Company or any Subsidiary.

(d)           Except as set forth on Schedule 4.8(d) of the Disclosure Schedules, (i) to the knowledge of the Company, there is no violation by any third party of any right of the Company or any Subsidiary with respect to its material Intellectual Property that is owned by the Company or any Subsidiary, (ii) no proceedings are pending or, to the knowledge of the Company, threatened or reasonably likely to be brought, alleging that the Company or any Subsidiary is infringing in any material respect upon the Intellectual Property rights of any third party; and (iii) neither the Company nor any Subsidiary has granted any Person a license to any one or more items of the Intellectual Property set forth on Schedule 4.8(a) of the Disclosure Schedules, except for such implied or actual licenses granted to all of the Company’s customers and suppliers to use the Company’s Registered Intellectual Property when manufacturing and selling the Products.

(e)           The Company uses commercially reasonable efforts to, and, to the Company’s knowledge, the entity from whom the Company acquired the owned Intellectual Property rights used in Products used adequate security measures to protect the secrecy and confidentiality of all Trade Secrets and to the Company’s knowledge, there are no material misappropriations of its Trade Secrets by others.  Except as set forth on Schedule 4.8(e) of the Disclosure Schedules, each employee or consultant who has developed any material owned Intellectual Property on behalf of the Company or its Subsidiaries is subject to a written obligation to maintain the confidentiality of all Trade Secrets that constitute owned Intellectual

Property and has assigned or agreed to assign all Intellectual Property developed or created on behalf of the Company or its Subsidiaries to the Company or one of its Subsidiaries, if not otherwise assigned by operation of the law.

(f)            The Company has complied in all material respects with all privacy policies posted on its websites to address the collection and use of personally identifiable information.

(g)           The Company has not received any government or university funding for the research or development of any of the Products, nor, to the Company’s knowledge, did any entity from whom the Company acquired material Intellectual Property rights in Products receive any government or university funding for research or development related to those Products.

Section 4.9.                            Employee Benefit Plans.

(a)           Schedule 4.9(a) of the Disclosure Schedules sets forth a list of all “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit plans, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, in effect, for current or former employees or consultants including but not limited to (i) employment, individual consulting or other compensation agreements, (ii) cash bonus plans or policies or other cash incentive compensation plans or policies, (iii) stock purchase plans, equity or equity-based compensation plans, (iv) deferred compensation plans, (v) director, officer or employee loans (excluding 401(k) Plan loans), (vi) change in control and severance agreements and (vii) retention, severance, termination, retirement, death, disability, sick leave, vacation, salary continuation, health or life insurance and educational assistance plans and policies, contributed to, sponsored or currently maintained, by the Company or any of its Subsidiaries as of the date hereof for the benefit of any employee, officer or consultant of the Company or any Subsidiary (each an “Employee Plan”).  Copies of each of the Employee Plans and, to the extent applicable (A) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto (for the last three completed plan years); (B) Forms 5500 and all schedules thereto for the last three (3) completed plan years, (C) the most recent actuarial report, if any; (D) the most recent U.S. Internal Revenue Service (the “IRS”) determination or opinion letter; (E) the most recent summary plan descriptions and any subsequent summary of material modification; (F) written summaries of all material non-written Employee Plans and (G) any material correspondence with the IRS, Department of Labor or the Pension Benefit Guaranty Corporation, if any, have been made available to Parent.

(b)           Each Employee Plan has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; and each Employee Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS to the effect that the Employee Plan is qualified under Section 401 of the Code or such Employee Plan utilizes a prototype form plan document and the prototype plan’s sponsor has received a favorable opinion or advisory letter from the IRS.

(c)           No claim (other than routine claims for benefits and appeals of such claims) or lawsuit has been instituted or, to the knowledge of the Company, threatened against any Employee Plan; and to the knowledge of the Company, no Employee Plan is under audit or investigation by the IRS, the U.S. Department of Labor, or any other Governmental Entity.

(d)           Neither the Company or any of its Subsidiaries nor to the knowledge of the Company, any other “disqualified person” or “party in interest”, as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any non-exempt “prohibited transaction”, as defined in Code Section 4975 or ERISA Section 406, with respect to any Employee Plan.  The Company has not, and to the knowledge of the Company, no other fiduciary of any Employee Plan has, committed a fiduciary violation under Title I of ERISA with respect to any Employee Plan.

(e)           None of the Company, any of its Subsidiaries, any trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has any liability with respect to any plan subject to Section 412 of the Code or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).  No Employee Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is or has been subject to Sections 4063 or 4064 of ERISA.  No Employee Plan is an employee stock ownership plan within the meaning of Code Section 4975(e)(7) or otherwise invests in employer securities as defined in Code Section 409(1).

(f)            Except as set forth on Schedule 4.9(f) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, increase the amount, or accelerate the payment or vesting of rights with respect to compensation or benefits due to any employee of the Company or any Subsidiary, or require any contributions or payments to fund any obligations under any Employee Plan, solely by reason of such transactions.  No amounts payable under any Employee Plan as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(g)           All contributions and benefits required to have been made or paid under any of the Employee Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been made or provided for in accordance with the provisions of each of the Employee Plans and applicable Law.

(h)           Except as set forth on Schedule 4.9(h) of the Disclosure Schedules, none of the Employee Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant except as may be required under Part 6 of the Subtitle B of Title I of ERISA, as may be required under the American Recovery and Reinvestment Act of 2009, Title III, Section 3001, or as may be required by any other applicable Law.

(i)            Each Employee Plan that would be considered a “non-qualified deferred compensation plan” for purposes of Section 409A of the Code was operated and administered in good faith with Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder (collectively, “Section 409A”) from January 1, 2005 through December 31, 2008 and has been operated in compliance with Section 409A from the period beginning January 1, 2009 through the date hereof.  Each Option issued under any Employee Plan (or any predecessor plan providing for the issuance of Options to employees of the Company or any of its Subsidiaries) that has been exercised has been properly treated by the Company as an incentive stock option under Code Section 422 or as a nonstatutory option, as applicable.  All Options granted under any Employee Plan were granted with an exercise price at least equal to the fair market value of the Common Stock on the date of grant of such option and no Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such option).

(j)            Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.9 contains the sole and exclusive representations and warranties of the Company or any Subsidiary with respect to employee benefits and Employee Plan matters.

Section 4.10.                          Contracts.

(a)           Except as set forth on Schedule 4.10(a) of the Disclosure Schedules, as of the date of this Agreement:

(i)            Neither the Company nor any Subsidiary has any employment, change of control, retention, stay-bonus or severance agreements with any of its executive officers or other employees (other than setting forth an employment-at-will relationship).

(ii)           Neither the Company nor any Subsidiary has any currently effective collective bargaining or union agreements with respect to its employees.

(iii)          Neither the Company nor any Subsidiary is a party to an agreement that restricts it from competing with any Person or from carrying on its business anywhere in the world.

(iv)          Neither the Company nor any Subsidiary is a party to any loan, line of credit or similar financing arrangement of any sort in excess of $50,000.

(v)           Neither the Company nor any Subsidiary is a party to any lease or agreement under which it is lessee of any personal property owned by any other party, for which the annual rental exceeds $50,000.

(vi)          Neither the Company nor any Subsidiary is a party to any contract with any officer or director of the Company or any Subsidiary or any stockholders of the Company or any Subsidiary (other than employment agreements).

The agreements, documents and instruments required to be set forth on Schedules 4.8(b), 4.10(a), 4.18(a) and 4.18(b) of the Disclosure Schedules are referred to herein as “Material Contracts.”  True and complete copies of each document or instrument listed on Schedules 4.8(b), 4.10(a), 4.18(a) and 4.18(b) of the Disclosure Schedules, and all effective amendments thereto, have been made available to Parent or its representatives.

(b)           Each Material Contract is valid, binding, in full force and effect, and enforceable by the Company and/or the Subsidiary that is a party thereto in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)           The Company and/or any Subsidiary that is a party thereto is in compliance with each Material Contract, and neither the Company nor any Subsidiary is in default under or in breach thereof and to the Company’s knowledge no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder.  To the Company’s knowledge, (i) each other party is in material compliance with each Material Contract, (ii) no other party is in material default under or in material breach or violation thereof and (iii) no event has occurred which, with notice or lapse of time or both, would constitute such a material default thereunder.

Section 4.11.                          Compliance with Law; Necessary Authorizations.

(a)           Except as set forth in Schedule 4.11(a) of the Disclosure Schedule, the Company and each Subsidiary has duly complied with all applicable Laws and Permits in respect of its business, operations and Properties.  Since January 1, 2008, the Company has not received any written Claim from any Governmental Entity or other Person alleging a material violation of or liability under any applicable Law or Permit, which violation or liability has not heretofore been duly cured and for which there is no remaining liability to the Company or any Subsidiary with respect thereto.

(b)           The Company and each Subsidiary has duly obtained all Permits necessary for the conduct of its business as presently conducted; each of the foregoing is set forth in Schedule 4.11(b) of the Disclosure Schedules and is in full force and effect; each of the Company and its Subsidiaries has complied with all the foregoing; there are no proceedings pending or, to the Company’s knowledge, threatened which may reasonably be expected to result in the revocation, cancellation, suspension or modification thereof; the Company and each Subsidiary has timely filed applications for obtaining or renewing all Permits.

Section 4.12.                             Labor Matters.  Except as set forth on Schedule 4.12 of the Disclosure Schedules: (i) the Company and each Subsidiary is and has complied with all laws concerning employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to its employees; (ii) there is no complaint of unfair labor practices against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any court; (iii) there is no arbitration pending, or, to the knowledge of the Company, threatened or demanded against the Company or any Subsidiary relating to employment and employment practices, terms and conditions of employment or wages and hours; (iv) there is no strike or material labor dispute pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary; and (v) to the knowledge of the Company, no union organizing activities are taking place at the Company or any Subsidiary.

Section 4.13.                             Insurance.  Schedule 4.13 of the Disclosure Schedules contains a true and complete list of each policy of fire, flood, casualty, worker’s compensation, errors and omissions, directors and officers liability, life, health, disability and other forms of insurance currently held by the Company and/or any of the Subsidiaries.  Except as set forth on Schedule 4.13 of the Disclosure Schedules, to the knowledge of the Company, there is no claim pending under any of such policies (other than health insurance policies), as to which coverage has been denied or disputed by the underwriters of such policies.  Except as set forth on Schedule 4.13 of the Disclosure Schedules, with respect to each such insurance policy:  (A) to the knowledge of the Company, the policy is legal, valid, binding, enforceable and in full force and effect in all material respects; and (B) neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any other party to the policy is in breach or default, and to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, nor since April 1, 2005 has the Company or any Subsidiary failed to give any notice or present any claim thereunder in a due and timely fashion and no written notice of cancellation, termination, limitation of coverage, arrearage in premiums or non-renewal has been received by the Company or any Subsidiary since April 1, 2005 with respect to any such policy, nor to the Company’s knowledge are there any reasonable grounds for the cancellation, termination, limitation of coverage or non-renewal thereof.

Section 4.14.                             Litigation.  Except as set forth on Schedule 4.14 of the Disclosure Schedules, (i) there is no action, suit or proceeding, or, to the Company’s knowledge, investigation pending before any agency, court or tribunal, or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries nor, to the knowledge of the Company, is there a reasonable likelihood that a meritorious claim would be brought, nor (ii) is there any action, suit or proceeding pending before any agency, court or tribunal initiated by the Company or any of its Subsidiaries against any other Person.  There is no currently effective judgment, decree or order against the Company or any of the Subsidiaries.

Section 4.15.                                 Compliance with Environmental Requirements.

(a)           The Company and each of its Subsidiaries has obtained all material Permits that are required under Environmental and Safety Laws for the business, operations and Real Property of the Company and each Subsidiary (“Environmental Permits”).

(b)           Except as set forth on Schedule 4.15(b) of the Disclosure Schedules, the Company and each Subsidiary is in material compliance with and has complied in all material respects with all applicable Environmental and Safety Laws and the terms and conditions of all Environmental Permits.

(c)           Except as set forth on Schedule 4.15(c) of the Disclosure Schedules, there has been no Release of Hazardous Materials at any location for which the Company is or would reasonably be expected to be liable, and there is no Remediation of any Hazardous Materials being conducted or, to the knowledge of the Company, planned at any property leased by the Company or any Subsidiary.

(d)           Except as set forth on Schedule 4.15(d) of the Disclosure Schedules, neither Company nor any Subsidiary has any liability under any applicable Environmental and Safety Laws, nor to the knowledge of the Company, is the Company or any Subsidiary responsible for any such liability of any other Person, in each case, that remains outstanding and unresolved.

(e)           Neither the Company nor any Subsidiary has used or operated at the Real Property and to the Company’s knowledge, the Real Property does not contain (i) underground storage tanks used currently or in the past for the management of Hazardous Materials, (ii) a dump or landfill or other solid waste management unit, (iii) wetlands, (iv) PCBs, (v) mold that poses a risk to human health, or (vi) asbestos or asbestos-containing materials.

(f)            The Company has made available to Parent copies of all material environmental assessments, reports, and audits and similar documents in its possession or control that relate to the environmental condition of the Real Property, compliance with Environmental and Safety Laws by the Company and any Subsidiary, or any other real property that the Company or the Subsidiaries formerly owned, operated, or leased.

(g)           No Real Property, and no property to which Hazardous Materials originating on or from such Real Property or the businesses or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or, to the knowledge of the Company, formally proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that require Remediation under Environmental and Safety Laws.

(h)           No prior authorization, consent or approval of, or notification to, or recording or filing with, any Governmental Entity is required under any Environmental and Safety Law in order to consummate the transaction contemplated hereby.

Section 4.16.                             No Brokers.  Except as set forth on Schedule 4.16 of the Disclosure Schedules, neither the Company nor any Subsidiary is obligated for the payment of fees or expenses of any broker or finder in connection with the transaction contemplated hereby.

Section 4.17.                             Condition of Assets.    Except as set forth on Schedule 4.17 of the Disclosure Schedules, the machinery, equipment and other material tangible assets that the Company and its Subsidiaries own are free from material defects, have been maintained in accordance with customary industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are used (subject to normal wear and tear).

Section 4.18.                          Customers and Suppliers.

(a)           Schedule 4.18(a) of the Disclosure Schedules sets forth a list of each customer that individually accounted for more than 5% of the consolidated gross sales of the Company and its Subsidiaries for the eleven-month period ended November 30, 2009, and identifies each agreement between the Company or any of its Subsidiaries and each such customer, including any amendments thereto in effect on the date hereof.  Except as set forth on Schedule 4.18(a) of the Disclosure Schedules, since June 30, 2009, (i) neither the Company nor any Subsidiary has received notice that any such customer plans, at any time during the period commencing July 1, 2009 and ending twelve (12) months after the date hereof, to discontinue, on a national or regional basis, selling any of the Brands or any of the product SKUs sold bearing the Brands, and (ii) the Company has not made or entered into an agreement to make within the twelve (12) months following the date hereof, (x) any material change to the wholesale pricing of its Products that the Company charges those customers required to be listed on Schedule 4.18(a), or (y) any arrangement to charge any of the Customers required to be listed on Schedule 4.18(a) net prices lower than its wholesale price for its Products, the reasonably anticipated effects of which arrangement are not reflected in the Company 2010 Budget.  The Company and each of its Subsidiaries has complied with the terms and conditions of its contracts with customers that are Government Agencies.

(b)           Schedule 4.18(b) of the Disclosure Schedules sets forth a list of each supplier and vendor (including, without limitation, suppliers of ingredients and packaging materials and contract manufacturers) to which the Company and its Subsidiaries have paid more than $750,000 during the eleven-month period ended November 30, 2009, and identifies each agreement between the Company or any of its Subsidiaries and each such supplier and vendor, including any amendments thereto in effect on the date hereof.  Except as set forth on Schedule 4.18(b) of the Disclosure Schedules, since June 30, 2009, neither the Company nor any Subsidiary has received notice that any such supplier or vendor (i) has determined that during the period commencing July 1, 2009 and ending twelve (12) months after the date hereof it will reduce the amount of the products or services it sells to the Company or its Subsidiaries, (ii) has increased or will increase, during the period commencing July 1, 2009 and ending twelve (12) months after the date hereof, the per unit net price (taking into account available rebates and discounts) such supplier charges the Company or any Subsidiary, or (iii) has changed or will change, during the period commencing July 1, 2009 and ending twelve (12) months after the date hereof, such supplier’s production methods with respect to any ingredient or product supplied to the Company or any Subsidiary.

Section 4.19.                             Product Liability.  Except as set forth on Schedule 4.19 of the Disclosure Schedules, no claims are pending and neither the Company nor any Subsidiary has received written notice of a pending claim alleging injury to an individual as a result of the ownership, possession or use of any Product sold by the Company or any Subsidiary prior to the date hereof.

Section 4.20.                             Inventory.   All inventory of the Company and its Subsidiaries is reflected on the books and records of the Company and its Subsidiaries at the lower of cost or market (based on first in, first out valuation) and, net of reserves, is of a quality and quantity that is good and marketable, is not obsolete, damaged or defective, and is saleable in the ordinary course of the business of the Company and its Subsidiaries as presently conducted and proposed to be conducted.

Section 4.21.                             FDA, FTC and Other Authority Regulatory Compliance.

(a)           Except as set forth in Schedule 4.21(a) of the Disclosure Schedules, the Company and its Subsidiaries are in compliance with, and have not violated, the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Fair Packaging and Labeling Act, the Consumer Products Safety Commissions Poison Prevention Act, the Safe Drinking Water and Toxic Enforcement Act of 1986 or “Proposition 65.”  Since April 1, 2005, the Company has not received any Claim, whether written or to the knowledge of the Company verbal, or, to the knowledge of the Company, no Claim has been filed, commenced or threatened against the Company, alleging a material violation of or liability under any such Law that has not heretofore been duly cured.

(b)           Except as set forth in Schedule 4.21(b) of the Disclosure Schedules, since April 1, 2005, the Company and its Subsidiaries have not and, to the Company’s knowledge, none of the Company’s current suppliers of ingredients or packaging materials used in the Products or the contract manufacturers of the Products (collectively, the “Product Vendors/Suppliers”) have, received notice of (whether written, or to the knowledge of the Company, verbal), or been subject to, any material finding of deficiency or non-compliance; material penalty, fine or sanction; request for corrective or remedial action; or other material compliance or enforcement action, relating to any of (x) the Products, (y) the ingredients in the Products or (z) the facilities at which such Products are manufactured, packaged or initially distributed whether issued by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other Governmental Entity having responsibility for the regulation of such products (“Other Authorities”).  If any such notices are identified on

Schedule 4.21(b) of the Disclosure Schedules, the Company has, and to the Company’s knowledge, the Product Vendors/Suppliers have, subsequent to the date thereof, taken and implemented all reasonably necessary and appropriate corrective or remedial actions identified in or referenced in any such notices or in any responses thereto provided by the Company or the Product Vendors/Suppliers.

(c)           The Company and its Subsidiaries and to the Company’s knowledge, the Product Vendors/Suppliers have been in compliance with applicable facility registration and listing provisions and have prepared and maintained all records, studies and other documentation needed to comply with the requirements of, the FDA, the FTC and Other Authorities for their current business activities relating to the Products.

(d)           The Company and its Subsidiaries and to the Company’s knowledge, the Product Vendors/Suppliers, are in compliance with all currently applicable premarket authorization requirements for the Products, including, but not limited to, those requirements for food additives, new dietary ingredients, new drugs, and medical devices and all Products have contained only materials that comply with established specifications and the level of contaminants (e.g., heavy metals such as lead) or other impurities in the Products have been in compliance with all Laws.

(e)           The Company and its Subsidiaries have not made any false statements in, or material omissions from, any applications, approvals, reports or other submissions made by the Company or any Subsidiary to the FDA, the FTC or the Other Authorities or in any other records and documentation prepared or maintained by the Company or its Subsidiaries solely for compliance with the requirements of the FDA or Other Authorities relating to the Products.

(f)            The Company and its Subsidiaries have not directly or indirectly made or offered any payment, gratuity or other thing of value that is prohibited by applicable Law to personnel of the FDA, the FTC or Other Authorities in connection with the approval or regulatory status of the Products or the facilities in which the Products are manufactured, packaged, stored or initially distributed.

(g)           The Company and its Subsidiaries and, to the Company’s knowledge, the Product Vendors/Suppliers, are in compliance with all applicable regulations and requirements of the FDA and Other Authorities relating to good manufacturing or handling practices, investigations of customer complaints or inquiries, reporting of serious adverse events, and maintenance of adverse event records.

(h)           The Company and its Subsidiaries are in compliance with all currently applicable labeling requirements of the FDA and Other Authorities and the currently applicable FTC requirements, and the applicable requirements in state consumer protection laws regarding truthful advertising, including the requirements to have adequate substantiation for all express and implied marketing, advertising or labeling claims, requirements that prohibit “drug” claims on foods and dietary supplements, and the requirements governing the filing of notices of structure/function claims within 30 days of first marketing a dietary supplement bearing such claims.

(i)            Since April 1, 2005 the Company and its Subsidiaries and to the Company’s knowledge, the Product Vendors/Suppliers have not voluntarily recalled, suspended, or discontinued manufacturing the Products at the request of the FDA, FTC or Other Authorities, nor has the Company or any Subsidiary or to the Company’s knowledge, the Product

Vendors/Suppliers received any notice (whether written or, to the knowledge of the Company, verbal) since April 1, 2005 from the FDA or any Other Authority that it has commenced or threatened to initiate, any action to withdraw approval, restrict sales or marketing, or request a recall of, any Product, or that the FDA or Other Authority has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product.

(j)            Since April 1, 2005 the Company and its Subsidiaries have not received any written or, to the knowledge of the Company, verbal notification that remains unresolved as of the date hereof, from the FDA, the FTC or Other Authorities indicating that any Product is unsafe or ineffective for its intended use or fails to comply with any applicable premarket authorization requirements.  Since April 1, 2005, the Company and its Subsidiaries have not made claims with respect to the Products that are “drug” claims, when in fact such Products are not duly registered or qualified as “drugs” under applicable Law or that would cause such Products to be deemed misbranded.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

To induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, Parent and Merger Sub jointly and severally make the representations and warranties set forth in this Article V.

Section 5.1.                               Organization of Parent and Merger Sub.  Parent is a corporation duly organized, validly existing and in good standing under the laws of its  jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operation of Parent.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of its  jurisdiction of formation and has all requisite limited liability company power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operation of Parent.

Section 5.2.                               Authority; No Conflict; Required Filings and Consents.

(a)           Each of Parent and Merger Sub has all requisite corporate  or limited liability company, as applicable, power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and such Transaction Documents.  The execution and delivery by Parent and Merger Sub of this Agreement and such Transaction Documents, the performance of their respective obligations under, and the consummation of the transactions contemplated by, this Agreement and such Transaction Documents have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Parent and Merger Sub.  This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Parent and Merger Sub.  This Agreement and each of the Transaction Documents to which Parent and/or Merger Sub is a party constitutes, and each of the

Transaction Documents to which Parent and/or Merger Sub will become a party when executed and delivered by Parent and/or Merger Sub will constitute, a valid and binding obligation of Parent and/or Merger Sub, enforceable by the Company against Parent or Merger Sub, as the case may be, in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity.

(b)           The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, and consummation of the transactions contemplated by, this Agreement or the other Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any material violation or breach of any provision of the governing documents of Parent and/or Merger Sub, (ii) violate any law, rule or regulation applicable to Parent and/or Merger Sub, except as would not reasonably be expected to have a material adverse effect or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement to which Parent or Merger Sub is party or constitute a default thereunder, except in each case as would not reasonably be expected to have a material adverse effect.

(c)           None of the execution and delivery by Parent or Merger Sub of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations under, or the consummation of the transactions contemplated by, this Agreement or the other Transaction Documents requires or will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iii) such filings as may be required under the HSR Act, and (iv) those where the failure to obtain or make, as applicable, such consent, approval, order or authorization of, or registration, declaration or filing would not have a material adverse effect.

Section 5.3.                               Capital Resources.    Parent and Merger Sub collectively have sufficient cash resources and committed financing sources to pay the Merger Consideration and to repay the Indebtedness set forth on Exhibit 2.3(b)(ii) as well as all associated costs and expenses, and the Closing is not subject to any financing conditions.

Section 5.4.                               Litigation.  There is no Claim pending or, to Parent’s knowledge, threatened against Parent or Merger Sub (a) which, if adversely determined, could reasonably be expected to adversely affect Parent’s or Merger Sub’s ability to perform hereunder or (b) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

Section 5.5.                               No Brokers.  Except as set forth on Schedule 5.5 of the Parent Disclosure Schedules, neither Parent nor Merger Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 5.6.                               Investigation by Parent.  Parent and Merger Sub have conducted their own independent review and analysis of the Company, its Subsidiaries and their business and assets and have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries relating to such business and assets.  Parent and Merger Sub acknowledge that, except as set forth in Article IV, neither the Company, its Subsidiaries, nor any other Person is making any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective Affiliates or any of their respective attorneys, accountants, consultants or other agents or representatives or any other Person for their benefit.  Parent and Merger Sub acknowledge that, except as expressly set forth in the representations and warranties in Article IV, there are no representations or warranties by the Company or its Subsidiaries of any kind, express or implied, with respect to the Company, its Subsidiaries or their business or assets.

ARTICLE VI.

PRE-CLOSING COVENANTS OF THE COMPANY

Section 6.1.                               Approval of Company Members and Amerifit Stockholders.  On or before January 21, 2010 at 7 a.m., New York time, the Company shall obtain the approval of its members in accordance with the DLLCA and the LLC Agreement (by written consent or otherwise) and Amerifit shall obtain the approval of its stockholders in accordance with the DGCL, its certificate of incorporation and its bylaws (by written consent or otherwise) .

Section 6.2.                               Conduct of Business Prior to the Effective Time.  `Except (i) as expressly contemplated by this Agreement, (ii) as described on Schedule 6.2 of the Disclosure Schedules or (iii) to the extent that Parent shall otherwise consent in writing (such consent or declination to consent not to be unreasonably delayed or withheld), during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall conduct its operations in the ordinary course of business consistent with past practices and will use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and key employees and preserve its relationships with material customers and suppliers.  Except as otherwise expressly provided in this Agreement and except as described on Schedule 6.2 of the Disclosure Schedules, between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause each Subsidiary not to, without the prior written consent (such consent or declination to consent not to be unreasonably delayed or withheld) of Parent:

(a)           authorize any amendments to its organizational documents;

(b)           declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its equity interests, or split, combine or reclassify any of its equity interests;

(c)           issue or sell any equity interests or securities convertible into equity interests, or warrants or options to acquire, any such equity interests other than the issuance of (i) shares of Common Stock, issuable upon exercise of Options, which are outstanding on the date of this Agreement or (ii) shares of Common Stock issuable upon conversion of shares of Preferred Stock;

(d)           acquire an equity interest in or portion of the assets of, any business or any corporation, partnership or other business organization or division, other than purchases of inventory and supplies in the ordinary course of business;

(e)           other than the maximum amount of Indebtedness that may be borrowed under the Company’s or its Subsidiaries’ existing credit facility and other Indebtedness existing on the date hereof, incur any debt or issue any debt securities;

(f)            except as may be required by applicable law or by any applicable agreement or instrument, (1) enter into or amend any employment agreement with any executive officer of the Company or any of its Subsidiaries, (2) enter into or amend any Employee Plan for the benefit of any director or executive officer in any manner, (3) increase the annual or hourly compensation of, or enter into any new bonus or incentive agreement or arrangement with, any group of employees or any employee with an annual salary that exceeds $50,000, (4) pay or agree to pay any pension, retirement allowance or similar employee benefit to any employee, (5) amend, terminate, accelerate or modify the terms of any employment, severance, consulting, other compensation or collective bargaining agreement, (6) commit itself to or adopt any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or policy, or amend or commit itself to amend any of such plans, funds or similar arrangements or policies in existence on the date hereof, or (7) increase any benefits payable under any Employee Plan, trust, agreement or other arrangement covering any existing or former employee;

(g)           sell, transfer or otherwise dispose of any material assets other than in the ordinary course of business;

(h)           redeem, purchase or otherwise acquire any of its capital stock (or other applicable ownership interests);

(i)            make any loan to, or enter into any other transaction with, any of its directors, officers or key employees unless such transaction with an officer or key employee is made in the ordinary course of business;

(j)            except as may be required as a result of a change in law or in GAAP, change any of the accounting principles, practices or methods used by it;

(k)           authorize any new capital expenditure or expenditures that would result in capital expenditures not contemplated by the Company 2010 Budget; or

(l)            amend, modify or terminate any Material Contract required to be identified on Schedule 4.18(a) or 4.18(b) of the Disclosure Schedules;

(m)          fail to maintain their assets in good operating condition and repair (subject to normal wear and tear) and as may be required for the normal operation of their business and to comply in all material respects with applicable Laws;

(n)           create, authorize or suffer to exist any Lien on their assets, other than Permitted Liens;

(o)           materially change their practice (as in effect during the eleven-month period ending November 30, 2009) with respect to the payment of accounts payable or the collection of accounts receivable, including the terms and timing of payments by customers or to vendors; or

(p)           take or agree in writing or otherwise to take any of the actions described on Sections 6.2(a) through 6.2(o).

Notwithstanding the foregoing, the Company, Merger Sub and Parent acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or any other applicable antitrust or competition Law prior to the expiration or termination of any applicable HSR Act waiting period or any other applicable antitrust or competition Law waiting period, or prior to receipt of any applicable approval under any antitrust or competition Law, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Law.

Section 6.3.                               Access to Information.   Until the Closing Date, the Company shall allow Parent and its agents and representatives reasonable access during normal business hours upon reasonable notice to the books, records, representatives and management of the Company and its Subsidiaries, and shall use reasonable commercial efforts to facilitate discussions or meetings between Parent and management personnel of the suppliers, brokers and customers identified on Schedule 6.3 of the Parent Disclosure Schedules.  All such access shall be subject to the terms of the Confidentiality Agreement.  Without limiting the generality of the foregoing, as soon as reasonably available after the end of each monthly accounting period of the Company and its Subsidiaries ending after November 30, 2009, the Company use commercially reasonable efforts to provide to Parent true and complete copies of the Company’s unaudited consolidated balance sheet as of such period end, and the related unaudited consolidated statements of operations and cash flows for the period then ended and on a year-to-date basis, which shall be prepared in a manner consistent with the Interim Financial Statements (other than to account for changes in GAAP) and the books and records of the Company and its Subsidiaries.

Section 6.4.                               Satisfaction of Conditions Precedent.  The Company will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 9.1 and 9.2, and the Company will use its reasonable commercial efforts to cause the transactions contemplated by this Agreement to be consummated.

Section 6.5.                               No Solicitation.

(a)           From the date hereof until the termination of this Agreement pursuant to Section 10.1, the Company agrees that it will not, and will not permit any of its officers, management committee members, affiliates, members, employees, agents, or other persons acting on its behalf to, directly or indirectly, solicit, initiate, encourage, consider, discuss, respond to, or accept any inquiry, proposal or offer from any third party (other than Parent and its agents) relating to:  (a) the acquisition of all or substantially all of the assets or business of the

Company or any Subsidiary; (b) the acquisition of, or tender offer or exchange offer for, any equity interests of the Company or any Subsidiary; (c) the merger, consolidation, or other business combination involving the Company or any Subsidiary; (d) the liquidation, dissolution, or winding-up of the Company or any Subsidiary; (e) any other transaction or series of transactions having an effect or purpose comparable to any of the foregoing (any of the foregoing, an “Acquisition Proposal”).  The Company shall promptly (and in any event within twenty-four hours): (i) notify Parent in the event that the Company, or any of its Subsidiaries, or any of their respective officers, directors or advisors, receives an Acquisition Proposal; (ii) disclose to Parent the terms and conditions of such Acquisition Proposal (including the identity of each third party); and (iii) take all actions with respect to such Acquisition Proposal as Parent may reasonably request.  The Company will, and will cause the other persons listed in the first sentence of this Section 6.5 to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any such matters.

(b)           Notwithstanding the foregoing, nothing contained in this Section 6.5 shall prevent the Company from entering into discussions or negotiations with any Person or entity in connection with a bona fide Acquisition Proposal received from such Person that the management committee of the Company determines in good faith could lead to a Superior Proposal.  If the management committee of the Company shall determine that an Acquisition Proposal is a Superior Proposal, the Company shall notify Parent in writing of such determination.  In the event that the Company receives an Acquisition Proposal and the management committee of the Company determines in good faith that it has a fiduciary duty to withdraw its recommendation that the members of the Company approve the Merger and the transactions contemplated hereby, nothing herein shall restrict or prevent the management committee from withdrawing such recommendation, nor shall the Company be in breach of any provision of this Agreement as a result of such withdrawal.  The provisions of this Section 6.5(b) shall terminate upon the receipt of the requisite member approval of this Agreement and the Merger.

(c)           For purposes of this Agreement, “Superior Proposal” means any bona fide Acquisition Proposal on terms that the management committee of the Company determines in its good faith judgment are more favorable to the Company’s members than this Agreement and the Merger.

Section 6.6.                               Financial Statements Preparation.  The Company shall, together with its respective independent auditors, promptly initiate the preparation of (i) audited consolidated financial statements (consolidated balance sheet, statement of operations, statement of consolidated changes in members’ equity and statement of cash flows) of the Company and its Subsidiaries as of and for the year ended December 31, 2008, prepared on a basis consistent with the GAAP and Rule 3.05 of Regulation S-X, together with an executed, unqualified opinion of Deloitte & Touche LLP; and (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries as of and for the nine months ended September 30, 2009 prepared on a basis consistent with GAAP and Rule 3.05 of Regulation S-X.  In addition, the Company shall use its reasonable commercial efforts to cause the Company’s management, Ernst & Young LLP and Deloitte & Touche LLP to assist Parent in the preparation by Parent and its independent accountants of any pro forma financial statements required to be filed by Parent under Form 8-K and Regulation S-X, facilitate the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and deliver such customary representations as may be reasonably requested by Parent’s independent accountants.  Any cost or expense incurred by the Company or any of its Subsidiaries as a result of the actions required to be taken by them or their auditors related to the actions described in this Section 6.6 shall be solely at the expense of Parent.

ARTICLE VII.

PRE-CLOSING AND OTHER COVENANTS OF PARENT AND MERGER SUB

Section 7.1.                               Satisfaction of Conditions Precedent.  Parent and Merger Sub will use their reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 9.1 and 9.3, and Parent and Merger Sub will use their reasonable commercial efforts to cause the transactions contemplated by this Agreement to be consummated.

Section 7.2.                               Employees; Employees Benefit Plans.  Parent or its Affiliates will employ or continue to employ each employee of the Company and its Subsidiaries on the Closing Date (the “Employees”).  For a period of not less than twelve (12) months following the Closing Date, Parent shall provide or cause to be provided to the Employees base salary or hourly wage rates (as the case may be) of not less than the wage rates received by the Employees as of the time immediately prior to the Closing.  Any time or times following the Closing Date as determined by Parent, Parent shall have the right to integrate the Employees into the compensation, benefit and other employment practices of Parent, from and after which time Parent shall (subject to Parent’s commitment to maintain base salaries and hourly wage rates for twelve (12) months following the Closing Date as provided in the second sentence of this Section 7.2) provide such compensation and benefits to the Employees as are substantially comparable, in the aggregate, to similarly situated employees of Parent.  Upon such integration, Parent shall (or shall cause an Affiliate to) make available to Employees and their eligible dependents the employee benefits and compensation plans, programs and arrangement that Parent generally provides to its employees (the “Parent Plans”) without limitations based upon pre-existing conditions (and the amount of deductibles and out-of-pocket expenses incurred by Employees prior to the Closing Date under the Employee Plans shall be credited toward satisfaction of deductibles under the Parent Plans).  Upon such integration, the Parent Plans shall grant Employees full credit for all service or employment with, or recognized by, the Company and its Subsidiaries for purposes of eligibility, participation, benefits and vesting with respect to the Employer Plans that are comparable to the Parent Plans as of the Closing Date.

Notwithstanding the foregoing, in the event that, at any time during the twelve (12) month period following the Closing Date, Parent or any of its Affiliates takes any action (other than termination of employment) following which the Employees are no longer eligible to participate in the Amerifit Nutrition, Inc. 401(k) Profit Sharing Plans as in effect on the date hereof (the “Amerifit 401(k) Plan”), then Parent or its Affiliates shall either (i) make employer contributions on behalf of the Employees to a comparable Parent Plan in an amount equal to any employer contributions that the Employees would have been entitled to receive under the Amerifit 401(k) Plan through the one year anniversary of the Closing Date or (ii) increase the base salary and wages payable to the Employees in an amount (on an after tax basis) equal to any employer contributions that the Employee would have been entitled to receive under the Amerifit 401(k) Plan through the one year anniversary of the Closing Date.  Parent shall (and shall cause its Affiliates to) assume responsibility for the vacation time and sick leave benefits due to the Employees as of the Closing Date;  provided, however, that if applicable Law requires that Parent or any of its Affiliates provide employee benefits to employees of Parent or any of its

Affiliates that are not required under this Section 7.2, Parent hereby agrees to provide (or cause to be provided) such mandatory benefits to the Employees if and to the extent required by such applicable Law.  Notwithstanding any provision of this Section 7.2 to the contrary, this Section 7.2 shall not alter the “at will” employment status of the Employees on and after the Closing Date or obligate Parent, the Company or any Subsidiary to continue any Employee’s employment for any length of time.

Section 7.3.                               Tax Matters.

(a)           The Company and its Subsidiaries shall timely file any Tax Returns for the Company and its Subsidiaries with a filing due date (after giving effect to all possible extensions) that is on or before the Closing Date.  Parent and the Former Securityholders agree that Parent will be responsible for causing the Company to timely file all other Tax Returns for the Company and the Company Subsidiaries.

(b)           Prior to the Closing Date, the Company and its Subsidiaries shall not, without the prior written consent of Parent or unless required by applicable Law or GAAP, make any elections, change any annual accounting period or adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment related to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, or take other actions with respect to such Tax Returns or the payment of any Tax if such action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

(c)           Parent, the Company and its Subsidiaries, and the Former Securityholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE VIII.

OTHER AGREEMENTS

Section 8.1.                               Confidentiality.  Each party acknowledges that Parent and Amerifit have previously executed a confidentiality agreement, dated June 8, 2009, as modified by that certain letter agreement dated November 4, 2009 (collectively, the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.

Section 8.2.                               No Public Announcement.  Except for the press release in the form of Exhibit 8.2 attached hereto, which may be released by Parent after the execution and delivery of this Agreement, Parent, Merger Sub and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger, the Subsidiary Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable law or any listing agreement related to the trading of the shares of Parent on any securities exchange, in which case, the party proposing to issue such press release or make such public announcement shall use reasonable commercial efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided, however, that each of Parent, Merger Sub and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other party.

Section 8.3.                               Regulatory Filings; Consents; Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective reasonable good faith efforts to (i) make as soon as practicable after the date hereof all necessary filings with respect to the Merger and the Subsidiary Merger and this Agreement and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make as soon as practicable after the date hereof merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto, including, without limitation, notices required under the Antitrust Laws and supply all additional information requested in connection therewith; (iii) obtain as soon as practicable after the date hereof all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the Subsidiary Merger, including those required under the HSR Act; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b)           Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith, if any administrative or judicial action or proceeding is instituted (or, to Parent’s or the Company’s knowledge, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger, the Subsidiary Merger or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws.  Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, Parent shall be under no obligation to comply with any restrictions or conditions imposed or requested by any antitrust authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period, including, without limitation, (w) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, businesses, product lines, customer or assets of Parent, the Company or any of their respective Subsidiaries contemporaneously with or after the Closing, (x) taking or committing to take such other actions that may limit Parent’s, or the Company’s or any of their respective Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, (y) terminating any contract or other business relationship or (z) entering into any Order, consent decree or other agreement to effectuate any of the foregoing.

(c)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger, the Subsidiary Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company.

Section 8.4.                               Further Assurances.   Prior to and following the Closing, each party hereto agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 8.5.                               Director and Officer Liability.  Parent and the Surviving Company shall ensure that all rights to indemnification now existing in favor of any individual who, at or prior to the Closing Date, was a director, officer, employee, member of the management committee or agent of the Company or any Subsidiary as provided in the respective, operating agreements, charters, by-laws and indemnification agreements to which the Company or any Subsidiary is a party, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years following the Effective Time.  For a period of six years following the Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company and/or each Subsidiary prior to the Effective Time with respect to matters arising at or prior to the Effective Time in the amount of at least $5,000,000.

ARTICLE IX.

CONDITIONS TO MERGER

Section 9.1.                               Conditions to Each Party’s Obligation to Effect the Merger and the Subsidiary Merger.    The respective obligations of each party to this Agreement to effect the Merger and the Subsidiary Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)           Member Approval; Stockholder Approval.  The members of the Company entitled to vote on or consent to this Agreement and the Merger in accordance with the DLLCA and the LLC Agreement shall have approved this Agreement and the Merger; and the stockholders of Amerifit entitled to vote on or consent to this Agreement and the Subsidiary Merger in accordance with the DGCL and Amerifit’s certificate of incorporation shall have approved this Agreement and the Subsidiary Merger.

(b)           Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or third party set forth on Schedule 9.1(b) of the Disclosure Schedules and the Parent Disclosure Schedules shall have been filed, occurred or been obtained.

(c)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger or the Subsidiary Merger shall have been issued; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or Subsidiary Merger which makes the consummation of the Merger or the Subsidiary Merger illegal.

(d)           HSR/Antitrust Laws.  The applicable waiting periods, if any, under the HSR Act and similar Antitrust Laws, shall have expired or been terminated.

(e)           Escrow Agreement.  The Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 9.2.                               Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and the Subsidiary Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent:

(a)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(b)           Representations and Warranties.  The Company’s representations and warranties in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct which in the aggregate would not have a Material Adverse Effect.

(c)           Certificate.  Parent shall have received a certificate, dated the Closing Date, signed by an officer of the Company to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied.

(d)           Escrow Agreement.  Securityholders’ Agent shall have executed and delivered the Escrow Agreement.

(e)           Consents and Waivers.  Parent shall have received from the Company a true and correct copy of each consent and waiver as set forth on Schedule 9.2(e) of the Parent Disclosure Schedules.

(f)            No Material Adverse Effect.  Between the date hereof and the Closing Date, the Company and its Subsidiaries as a group shall not have suffered a Material Adverse Effect.

(g)           Non-solicitation and Non-disclosure Agreement.  Charterhouse Group, Inc. shall have executed and delivered to Parent a Non-solicitation and Non-disclosure Agreement in the form attached hereto as Exhibit 9.2(g) (the “Non-solicitation and Non-disclosure Agreement”).

(h)           Opinion of Counsel.  Parent shall have received the opinion of Proskauer Rose LLP, counsel to the Company and the Subsidiaries, substantially in the form attached hereto as Exhibit 9.2(h).

(i)            Dissenting Shares.  Not more than five percent (5%) of the total number of issued and outstanding shares of capital stock of Amerifit shall constitute Dissenting Shares.

(j)            Financial Statements.  The Company shall have provided to Parent a certificate confirming that to the knowledge of the Company (without actual inquiry of Deloitte & Touche LLP or duty to so inquire) Deloitte & Touche LLP has not withdrawn its unqualified opinion on the audited consolidated financial statements (consolidated balance sheet, income statement, statement of stockholders’ equity and statement of cash flows) of the Company and its Subsidiaries as of and for the year ended December 31, 2008.

(k)           Indemnity Agreements.  The Person identified on Schedule 9.2(k) of the Parent Disclosure Schedules shall have executed and delivered to Parent an Indemnity Agreement in the form attached hereto as Exhibit 9.2(k) (the “Indemnity Agreement”) and delivered to Parent the letter of credit required pursuant to the terms of the Indemnity Agreement.

(l)            Ratification of Appointment.  Each owner of a membership interest in the Company shall have delivered to Parent a Ratification of Appointment Agreement in the form attached hereto as Exhibit 9.2(l).

Section 9.3.                               Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger and the Subsidiary Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(b)           Representations and Warranties.  Parent and Merger Sub’s representations and warranties in this Agreement that are (a) not qualified by material adverse effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), and (b) qualified by material adverse effect shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(c)           Merger Consideration.  Parent shall have wired the Merger Consideration (less the Escrow Amount and the Expense Reserve Amount) to the Paying Agent, the Escrow Amount to the Escrow Agent and the Expense Reserve Amount to the Securityholders’ Agent.

(d)           Certificate.  The Company shall have received a certificate, dated the Closing Date, signed by an officer of each of Parent and Merger Sub to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

(e)           Escrow Agreement.  Parent shall have executed and delivered the Escrow Agreement.

(f)            Opinion of Counsel.  The Company shall have received the opinion of Miles & Stockbridge P.C., counsel to Parent and Merger Sub, substantially in the form attached hereto as Exhibit 9.3(f).

ARTICLE X.

TERMINATION AND AMENDMENT

Section 10.1.                             Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, by giving written notice to the other party, if (i) a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Subsidiary Merger or (ii) if any

Governmental Entity shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement;

(c)           by Parent, by giving written notice to the Company, if the Closing shall not have occurred on or before March 15, 2010 (or such later date as the parties may mutually agree) by reason of the failure of any condition precedent under Section 9.1 or 9.2 (unless the failure results primarily from a breach by Parent or Merger Sub of any representation, warranty, or covenant of Parent or Merger Sub contained in this Agreement or Parent’s or Merger Sub’s failure to fulfill a condition precedent to the Closing or other default or acts or omissions to act by Parent or Merger Sub that has the effect of delaying the Closing Date); or

(d)           by the Company, by giving written notice to Parent, if the Closing shall not have occurred on or before March 15, 2010 by reason of the failure of any condition precedent under Section 9.1 or 9.3 (unless the failure results primarily from a breach by the Company of any representation, warranty, or covenant of the Company contained in this Agreement or the Company’s failure to fulfill a condition precedent to the Closing or other default or acts or omissions to act by the Company that has the effect of delaying the Closing Date).

Section 10.2.                             Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, any of the Company’s Subsidiaries, Merger Sub or their respective officers, directors, stockholders or Affiliates, except (i) that neither party shall be relieved from any liabilities or damage arising out of a breach of any of its covenants under this Agreement (but not its representations and warranties) and (ii) the respective obligations of the parties as set forth in Section 10.3 shall remain in effect.

Section 10.3.                             Fees and Expenses.  Each party hereto shall pay its own legal, accounting, due diligence and finders expenses and filing fees payable under the HSR Act and any applicable non-U.S. Antitrust Laws incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger or the Subsidiary Merger is consummated.  Further, the Former Securityholders (as a group) and Parent shall be required to pay one-half all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes, levies, charges and fees incurred by the Company or any Subsidiary in connection with the transactions contemplated hereby.

ARTICLE XI.

INDEMNIFICATION

Section 11.1.                             Indemnification of Parent.  From and after the Closing and subject to the limitations contained in this Article XI, the Former Securityholders will, on a several (but not joint) basis, indemnify Parent, Merger Sub and their respective officers, directors and Affiliates (collectively, the “Parent Indemnified Parties”) and hold the Parent Indemnified Parties harmless against any actual loss, expense, liability, obligation, cost or other damage, including reasonable attorneys’ fees and costs of investigation (collectively, “Damages”) that the Parent Indemnified Parties have incurred by reason of or directly attributable to (i) the inaccuracy or breach by the Company of any representation or warranty of the Company contained in Article IV of this Agreement or in the certificate to be delivered to Parent pursuant to Section 9.2(c), (ii) any failure by the Company to perform or comply prior to the Closing with its covenants and agreements contained in this Agreement or in the certificate to be delivered to Parent pursuant to Section 9.2(c), and (iii) the matters disclosed and identified on Exhibit 11.1.1 and Exhibit 11.1.2.  All such calculations of Damages shall take into account any offset benefits or insurance proceeds actually received by the Parent Indemnified Parties in connection with the matter out of which such Damages shall arise and shall take into account any Tax benefits that the Parent Indemnified Parties actually receive in connection therewith, in each case, if, when and to the extent such offset benefits, insurance proceeds or Tax benefits are actually received by the Parent Indemnified Parties.  The Parent Indemnified Parties agree to use reasonable commercial efforts to obtain such offset benefits, insurance proceeds or Tax benefits.  If an indemnification payment is received by any Parent Indemnified Party, and such Parent Indemnified Party later receives insurance proceeds, other third party recoveries or Tax benefits in respect of the related Damages, such Parent Indemnified Party shall promptly pay to the Securityholders’ Agent (for the benefit of the Former Securityholders) such amount.  Notwithstanding anything herein to the contrary, (a) subject to the exceptions enumerated below in this Section 11.1, the Parent Indemnified Parties shall not be entitled to seek indemnification under this Section 11.1 with respect to any Damages unless and until the aggregate amount of all Damages suffered by the Parent Indemnified Parties exceeds in the aggregate the Deductible and then the Parent Indemnified Parties shall only be entitled to indemnification for such aggregate amount that exceeds the Deductible; (b) subject to the exceptions enumerated below in this Section 11.1, the Parent Indemnified Parties shall not be deemed to have incurred any Damages unless the Damages arising from an individual claim exceed (together with all other claims so substantially related as to effectively constitute one claim) $50,000 (the “De Minimis Amount”); (c) subject to the exceptions enumerated below in this Section 11.1, the aggregate amount of all payments to which the Parent Indemnified Parties shall be entitled to receive under this Section 11.1 shall in no event exceed the Cap; and (d) the Damages incurred by the Parent Indemnified Parties shall not include the amount by which the items giving rise to such Damages were accounted for in any of the adjustments to the Merger Consideration pursuant to Sections 3.4 or 3.5.  The limitations set forth in clauses (a), (b) and (c) of the immediately preceding sentence shall not be applicable to Damages incurred by the Parent Indemnified Parties to the extent relating to or arising out of (w) the inaccuracy or breach by the Company of any representation or warranty of the Company contained in Section 4.2(a), 4.2(d) or 4.3(a) of this Agreement, (x) any failure by the Company to perform or comply prior to the Closing with its covenants and agreements contained in this Agreement, (y) the matters set forth in Exhibit 11.1.2 or (z) claims based on fraud, and the limitations set forth in clause (b) of the immediately preceding sentence shall not be applicable to Exhibit 11.1.1.  Other than in connection with indemnifying the Parent Indemnified Parties from third party claims which seek punitive, special, consequential, exemplary or incidental Damages, the Former Securityholders shall not be liable for any punitive, special, consequential, exemplary or incidental Damages.  Other than with respect to claims based on fraud, under no circumstances shall any Former Securityholder be liable under this Section 11.1 for more than the lesser of (x) its pro rata portion of the amount of the Parent Indemnified Parties’ Damages, (y) the total amount of the Merger Consideration received by it and (z) its pro rata portion of the Cap.

Section 11.2.                             Indemnification of Former Securityholders.  From and after the Closing and subject to the limitations contained in this Article XI, Parent will indemnify the Former Securityholders and their respective officers, directors, and Affiliates (collectively, the “Securityholders Indemnified Parties”) and hold the Securityholders Indemnified Parties harmless against any Damages that the Securityholders Indemnified Parties have incurred by reason of or directly attributable to (i) the inaccuracy or breach by Parent or Merger Sub of any representation or warranty of Parent or Merger Sub contained in Article V of this Agreement or the certificate to be delivered to the Company pursuant to Section 9.3(d) or (ii) any failure by Parent, Merger Sub or the Surviving Company to perform or comply with any of its covenants and agreements contained in this Agreement; provided, however, that in the case of the Surviving Company, this clause (iii) shall only be applicable to covenants or agreements to be performed by the Surviving Company at or after the Effective Time (“Company Breach Claims”).  All such calculations of Damages shall take into account any offset benefits or insurance proceeds actually received by the Securityholders Indemnified Parties in connection with the matter out of which such Damages shall arise and shall take into account any Tax benefits that the Securityholders Indemnified Parties actually receive in connection therewith, in each case, if, when and to the extent such offset benefits, insurance proceeds or Tax benefits are actually received by the Securityholders Indemnified Parties.  The Securityholders Indemnified Parties agree to use reasonable commercial efforts to obtain such offset benefits or insurance proceeds.  If an indemnification payment is received by any Securityholders Indemnified Party, and such Securityholders Indemnified Party later receives insurance proceeds, other third party recoveries or Tax benefits in respect of the related Damages, such Securityholders Indemnified Party shall promptly pay to Parent such amount.  The Damages incurred by the Securityholders Indemnified Parties shall not include the amount by which the items giving rise to such Damages were accounted for in any of the adjustments to the Merger Consideration pursuant to Sections 3.4 or 3.5.  Other than in connection with indemnifying the Securityholders Indemnified Parties from third party claims which seek punitive, special, consequential or exemplary Damages,

Parent shall not be liable for any punitive, special, consequential, exemplary or incidental Damages.

Section 11.3.                                                                                       Exclusive Remedies.  The parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to (i) the adjustments provided in Section 3.4 or 3.5 and (ii) claims based on fraud, the indemnification provisions of this Article XI are the sole and exclusive remedies of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby.  From and after the Closing, to the maximum extent permitted by law, except with respect to (i) the adjustments provided in Section 3.4 or 3.5 and (ii) claims based on fraud, the parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws.  Except as provided in this Article XI, from and after the Closing, except with respect to claims based on fraud, no right, claim, remedy or action shall be brought or maintained by any party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations or warranties of any of the parties thereto set forth or contained in this Agreement.

Section 11.4.                                                                             Survival of Indemnification Obligations.

(a)                                  Survival of Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement shall survive until the Survival Date; provided, however, that the representations and warranties contained in Sections 4.2(a), 4.2(d) and 4.3(a) and Section 5.2 shall survive indefinitely.  Except with respect to claims relating to

Sections 4.2(a), 4.2(d) and 4.3(a) and Section 5.2, and claims arising pursuant to Exhibit 11.1.1 and Exhibit 11.1.2 (as to which survival is governed by the terms of the applicable Exhibits) notwithstanding anything to the contrary set forth in the last sentence of Section 11.5(a), no claim for indemnification may be made unless, on or prior to the Survival Date, written notice has been duly given in accordance with the terms of Section 12.1.  If written notice asserting any claim for indemnification under Article XI shall have been given in accordance herewith within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved.  The foregoing limitations on the survival of the representations and warranties shall not apply in cases involving fraud.

(b)                                 Survival of Covenants and Agreements.  Each of the covenants and agreements, including the indemnity obligations of the parties contained in, or made by the parties pursuant to the terms of, this Agreement that are to be performed by the parties at or after the Closing shall survive the Closing until the same shall have been performed or discharged in full in accordance with their terms.

Section 11.5.                                                                             Terms and Conditions of Indemnification; Resolution of Conflicts.

(a)                                  Any party seeking indemnification must give the other party prompt notice of the claim for Damages (i) stating the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time and (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related.  The failure of the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the indemnifying party’s ability to defend such claim.

(b)                                 The respective obligations and liabilities of the parties to indemnify pursuant to this Article XI in respect of any Damages arising from a claim by a third party shall be subject to the following additional terms and conditions:

(i)                                     The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to the indemnified party, the defense, compromise, and settlement of such claim.

(ii)                                  In the event that the indemnifying party shall elect not to undertake such defense, or within thirty (30) days after notice of any such claim from the indemnified party shall fail to defend, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party.

(iii)                               Notwithstanding anything in this Section 11.5 to the contrary, (A) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim (provided, however, that if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the costs of such participation shall be borne by the indemnifying party), (B) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any claim or consent to entry of any judgment which does not include as a term thereof the giving by the claiming party or the plaintiff to the indemnified party of a release from all liability in respect of such claim and (C) in the event that the indemnifying party undertakes defense of any claim, the indemnified party by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

(iv)                              The indemnified party shall not, without the indemnifying party’s written consent, settle or compromise any claim or consent to entry of any judgment.

(c)                                  If the Securityholders’ Agent or Parent shall object in writing to any claim or claims by a Parent Indemnified Party or Securityholders Indemnified Party, as the case may be, the Parent Indemnified Party or Securityholders’ Agent, as the case may be, shall have thirty (30) days from the receipt of such objection to respond in a written statement to the objection.  If after such thirty (30) day period there remains a dispute as to any claims, the Securityholders’ Agent and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.

(d)                                 If no such agreement can be reached after good faith negotiation, either Parent or the Securityholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within fifteen (15) days after such written notice is sent, Parent (on the one hand) and the Securityholders’ Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of the arbitrators as to the validity and amount of any made claim shall be solely decided in accordance with the provisions of this Article XI and shall be binding and conclusive.

(e)                                  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.

Section 11.6.                                                                             Securityholders’ Agent.

(a)                                  In the event that the Merger and the Subsidiary Merger are approved by the Former Securityholders, effective upon such approvals, and without further act of any Former Securityholder, AB SR shall be appointed as agent and attorney-in-fact (the “Securityholders’ Agent”) for each Former Securityholder (except holders of capital stock of Amerifit, if any, as shall have perfected their appraisal or dissenters’ rights under the DGCL).  Except as otherwise provided in the last sentence of this Section 11.6(a) the Securityholders’ Agent shall have the authority to act for and on behalf of the Former Securityholders, including, without limitation, to give and receive notices and communications, to act on behalf of the

Former Securityholders with respect to the Escrow Account and any other matters arising under this Agreement or the other Transaction Documents, to authorize delivery to Parent of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, to retain funds which would otherwise be released to the Former Securityholders from the Escrow Account for the purpose of funding the costs of any such proceedings and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Securityholders’ Agent for the accomplishment of the foregoing.  The Securityholders’ Agent shall for all purposes be deemed the sole authorized agent of the Former Securityholders until such time as the agency is terminated.  Such agency may be changed by the Former Securityholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Securityholders’ Agent may not be removed unless holders of at least two-thirds interest in the Merger Consideration agree to such removal and to the identity of the substituted Securityholders’ Agent.  Any vacancy in the position of Securityholders’ Agent may be filled by approval of the recipients of a majority of the Merger Consideration.  No bond shall be required of the Securityholders’ Agent, and the Securityholders’ Agent shall not receive compensation for its services.  Notices or communications to or from the Securityholders’ Agent shall constitute notice to or from each of the Former Securityholders during the term of the agency.  Material notices or communications to the Securityholders’ Agent will be forwarded promptly to each of the Former Securityholders.  Notwithstanding anything in this Section 11.6 to the contrary, the

Securityholders’ Agent may not:  (i) accept service of process on behalf of any Former Securityholder in its individual capacity; or (ii) take any action on behalf of a Former Securityholder with respect to any claim that may be asserted against such Former Securityholder in its individual capacity, whether for alleged fraud or otherwise, unless it has received the written consent of the Former Securityholder to take any such action.

(b)                                 The Securityholders’ Agent shall not incur any liability with respect to any action taken or suffered by it or omitted hereunder as Securityholders’ Agent while acting in its capacity as Securityholders’ Agent.  The Securityholders’ Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by the Securityholders’ Agent shall not be liable to anyone while acting in its capacity as Securityholders’ Agent (unless arising out of gross negligence or willful misconduct).  The Securityholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against the Securityholders’ Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Securityholders’ Agent determined by it to be reasonably necessary to carry out the purposes of its obligations.  The Former Securityholders, on a pro rata basis, shall indemnify the Securityholders’ Agent and hold it harmless against any loss, liability or expense incurred on the part of the Securityholders’ Agent (unless arising out of its gross negligence or willful misconduct) and arising out of or in connection with the acceptance or administration of its duties under this Agreement.  The Securityholders’ Agent shall be entitled to satisfy any such loss, liability and expense from the proceeds of the Expense Reserve Amount, or if the amount of the loss, liability or expense exceeds the Expense Reserve Amount, the Escrow Amount received by the Securityholders’ Agent for distribution to the Former Securityholders on a pro rata basis.

(c)                                  The Securityholders’ Agent may use the Expense Reserve Amount to pay the expenses incurred by the Securityholders’ Agent under the authorization granted in Section 11.6(a) and to satisfy the indemnification obligations of the Former Securityholders to the Securityholders’ Agent pursuant to Section 11.6(b).  However, the Expense Reserve Amount shall not serve as a  cap on the Former Securityholders’ obligation to indemnify the Securityholders’ Agent pursuant to Section 11.6(b).  Any Expense Reserve Amount remaining after payment of all of the Securityholders’ Agent’s expenses following the later of (i) the resolution of all indemnification claims under Article XI hereof and the determination by the Securityholders’ Agent that such funds are no longer necessary in connection with indemnification claims that may be brought thereunder and (ii) the payment of the maximum amount recoverable by the Parent Indemnified Parties from the Former Securityholders, if any, shall be distributed to the Former Securityholders on a pro rata basis.  The Expense Reserve Amount shall not be available to any Parent Indemnified Party to satisfy any claims hereunder.

(d)                                 When discharging its duties hereunder with regard to third party claims for which any of the Parent Indemnified Parties have made a claim for indemnification pursuant to Section 11.1 of this Agreement, the Securityholders’ Agent shall have reasonable access to information about the Company and Parent and the reasonable assistance of the Surviving Company’s and Parent’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Securityholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Company or Parent to anyone (except on a need to know basis to individuals who agree to treat such information confidentially) other than in connection with the enforcement of any rights hereunder or any other proceeding brought in connection herewith.

(e)                                  A decision, act, consent or instruction of the Securityholders’ Agent shall constitute a decision, act, consent or instruction of all of the Former Securityholders and shall be final, binding and conclusive upon each such Former Securityholder.  Parent may rely upon any such decision, act, consent or instruction of the Securityholders’ Agent as being the decision, act, consent or instruction of every such Former Securityholder.

ARTICLE XII.

MISCELLANEOUS

Section 12.1.                                                                                       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is electronically confirmed) or two (2) Business Days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Parent or Merger Sub:

6480 Dobbin Road
Columbia, MD  21045
Attention: General Counsel
Fax No.: (410) 740-2985
Telephone No.: (443) 542-2506

with a copy (which shall not constitute notice) to:

Miles & Stockbridge, P.C.
10 Light Street
Baltimore, MD  21202
Attention: David B. Eberhardt, Esq.
Fax No.: (410) 385-3700
Telephone No.: (410) 385-3492

(b)                                 if to the Company or Amerifit, to:

Amerifit Brands, Inc.
55 Sebethe Drive, Suite 102
Cromwell, CT 06416
Attention: Chief Executive Officer
Fax No: (860) 242-3707
Telephone No: (860) 894-1200

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention: Stephen W. Rubin, Esq.
Fax No: (212) 969-2900
Telephone No: (212) 969-3000

(c)                                  if to the Securityholders’ Agent, to:

AB SR LLC
c/o Charterhouse Group, Inc.
535 Madison Avenue, 28th Floor
New York, NY 10022
Attention: Chief Executive Officer
Fax No: (212) 584-3200
Telephone No: (212) 750-9704

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention: Stephen W. Rubin, Esq.
Fax No: (212) 969-2900
Telephone No: (212) 969-3000

Section 12.2.                                                                             Acknowledgement.  Parent, Merger Sub and the Company acknowledge and agree that Proskauer Rose LLP is representing one or more of the Company, its Subsidiaries, the Former Securityholders and/or the Securityholders’ Agent in connection with the transactions contemplated by this Agreement and that following the Closing they may continue to represent any Former Securityholder and the Securityholders’ Agent in connection with the transactions contemplated by this Agreement, including, but not limited to, in connection with any disputes that may arise under the Transaction Documents or the Escrow Agreement.  Proskauer Rose LLP shall not be precluded from or restricted from representing any Former Securityholder and/or the Securityholders’ Agent or otherwise acting as attorneys for Former Securityholders and/or the Securityholders’ Agent in any matter, including, but not limited to, any court proceeding or other matter related to the Transaction Documents, the Escrow Agreement or the transactions contemplated by this Agreement.  Parent, the Company, its Subsidiaries and Merger Sub irrevocably consent to any such representation and waive any conflict or appearance of conflict with respect to any such representation.

Section 12.3.                                                                             Interpretation.  When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  Whenever the words “to the knowledge of the Company” or “known to the Company” or similar phrases are used in this Agreement, they mean the actual knowledge of any of Cyrill Siewert, Victor Emerson, Jr., Craig Larsen, Douglas Meyer and Wes Parris.

Section 12.4.                                                                                       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 12.5.                                                                                       Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof.  The Securityholders’ Agent shall be deemed to be a third party beneficiary of this Agreement with respect to Articles III and XI. The Former Securityholders shall be deemed to be third-party beneficiaries of this Agreement with respect to Articles III, V, VII, VIII and XI and the obligations to directors and officers described in Section 8.5 shall be for the benefit of the present and former officers and directors of the Company, its Subsidiaries and their respective heirs, executors, and spouses.

Section 12.6.                                                                                       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

Section 12.7.                                                                                       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 12.8.                                                                                       Amendment.  This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.9.                                                                                       Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Any such waiver by a party of a condition to closing of this Agreement shall also operate as a waiver and release of any corresponding covenant or agreement relating to the same subject matter set forth in Articles VI through VIII of this Agreement.

Section 12.10.                                                                                 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 12.11.                                                                                 Remedies.  Each party hereby acknowledges that its obligations under this Agreement are unique and that any breach or threatened breach of such obligations may result in irreparable harm and substantial damages to the other party.  Accordingly, notwithstanding any provision of this Agreement to the contrary, in the event of a breach or threatened breach by either party of any of the provisions of this Agreement, the substantially non-breaching party shall have the right, in addition to exercising any other remedies at law or equity that may be available to it under this Agreement or otherwise, to obtain ex parte, preliminary, interlocutory, temporary or permanent injunctive relief, specific performance and other equitable remedies in any court of competent jurisdiction to prevent the substantially breaching party from violating such provision or provisions or to prevent the continuance of any violation thereof, together with an award or judgment for any and all damages, losses, liabilities. expenses and costs incurred by the substantially non-breaching party as a result of such breach or threatened breach, including attorneys’ fees incurred in connection with, or as a result of, the enforcement of this Agreement.  Each party expressly waives any requirement based on any Law, that the substantially non-breaching party post a bond as a condition of obtaining any of the above described remedies.

Section 12.12.                                                                       Litigation; Waiver of Jury Trial.

(a)                                  Any dispute, controversy or claim among the parties and/or the Securityholders’ Agent which arises out of, relates to or is in any manner connected with this Agreement or any of the Transaction Documents, and which is not subject to arbitration pursuant to Section 11.5 shall be referred exclusively to the United States District Court for the District of Delaware or the state courts located in the State of Delaware, and, by execution and delivery of this Agreement, each of the parties and the Securityholders’ Agent accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

(b)                                 EACH OF THE PARTIES AND THE SECURITYHOLDERS’ AGENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS RESPECTIVE AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

MARTEK BIOSCIENCES CORPORATION

By:	/s/ David M. Feitel
Name: David M. Feitel
Title: Executive Vice President and General
Counsel

PEARL, LLC

By:	/s/ David M. Feitel
Name: David M. Feitel
Title: Executive Vice President and General
Counsel

AB MERGER SUB, INC.

By:	/s/ Victor H. Emerson, Jr.
Name: Victor H. Emerson, Jr.
Title: Chief Financial Officer and Vice
President, Finance

[Merger Agreement Signature Page]

CHARTER AMERIFIT LLC

By:	/s/ Victor H. Emerson, Jr.
Name: Victor H. Emerson, Jr.
Title: Chief Financial Officer and Vice
President, Finance

CHARTER AMERIFIT HOLDING CORPORATION

By:	/s/ Victor H. Emerson, Jr.
Name: Victor H. Emerson, Jr.
Title: Chief Financial Officer and Vice
President, Finance

AMERIFIT BRANDS, INC.

By:	/s/ Victor H. Emerson, Jr.
Name: Victor H. Emerson, Jr.
Title: Chief Financial Officer and Vice
President, Finance

Solely for purposes of Section 11 of this
Agreement:

AB SR LLC

By:	/s/ Thomas C. Dircks
Name: Thomas C. Dircks
Title: President

[Merger Agreement Signature Page]

INDEX OF SCHEDULES*

Schedule No.	Description
Schedule 1	Seller Expenses
Schedule 4.1 & 4.2(c)	Qualification to do Business
Schedule 4.2(a)	Capitalization / Rights
Schedule 4.2(b)	Subsidiaries
Schedule 4.2(d)	Amerifit Brands, Inc. Options
Schedule 4.3(b)	No Conflicts
Schedule 4.4(b)	Prepared on Basis Consistent with Prior Periods and GAAP
Schedule 4.4(c)	Undisclosed Liabilities
Schedule 4.5(b)	Tax Compliance
Schedule 4.5(d)	Audits
Schedule 4.5(e)	Member of Affiliated, Consolidated, Combined or Unitary Group
Schedule 4.6	Absence of Certain Changes or Events
Schedule 4.7(a)	Liens
Schedule 4.7(c)	Leases
Schedule 4.8(a)	Intellectual Property — Trademarks / Domain Names
Schedule 4.8(b)	Intellectual Property — Licenses
Schedule 4.8(d)	Intellectual Property — 3rd Party Challenges
Schedule 4.8(e)	Intellectual Property — Commercial Reasonability
Schedule 4.9(a)	Employee Plans
Schedule 4.9(f)	Employee Benefit Liabilities Arising from Transaction
Schedule 4.9(h)	Post Employment Benefits
Schedule 4.10(a)(b)	Material Contracts
Schedule 4.11(a)	Compliance with Laws
Schedule 4.11(b)	Compliance with Permits
Schedule 4.12	Compliance with Labor Matters
Schedule 4.13	Insurance
Schedule 4.14	Litigation
Schedule 4.15(b)	Environmental Matters
Schedule 4.15(c)	Environmental Matters
Schedule 4.15(e)	Environmental Matters
Schedule 4.16	Brokers
Schedule 4.17	Condition of Assets
Schedule 4.18(a)	Customers Accounting for > 5% of Gross Sales
Schedule 4.18(b)	Vendors and Suppliers
Schedule 4.19	Product Liability
Schedule 4.21(a)	FDA Regulatory Compliance
Schedule 4.21(b)(g)	Product Vendors/Suppliers
Schedule 4.21(h)	Labeling and Other Applicable Requirements
Schedule 6.2	Conduct of Business Prior to Effective Time

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Schedule 9.1(b)	Approvals
Schedule 11.1	Section 11.1 Matters
Exhibit 2.3(b)(ii)	Discharge of Indebtedness
Exhibit 2.3(b)(iii)	Form of Escrow Agreement
Exhibit 2.3(c)	Merger Consideration
Exhibit 3.4(a)	Net Working Capital
Exhibit 3.7(b)	Form of Letters of Transmittal
Exhibit 8.2	Form of Press Release
Exhibit 9.2(g)	Form of Non-solicitation and Non-disclosure Agreement
Exhibit 9.2(h)	Form of Opinion
Exhibit 9.2(k)	Form of Indemnity Agreement
Exhibit 9.2(l)	Form of Ratification of Appointment
Exhibit 9.3(f)	Form of Opinion
Exhibit A	Disclosure Schedules
Exhibit B	Former Securityholders
Exhibit C	Parent Disclosure Schedules

*   The registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K. The registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

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